UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☐ Soliciting Material Pursuant to §240.14a-12

ITC^DELTACOM, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ITC^DeltaCom, Inc.

7037 Old Madison Pike

Huntsville, Alabama 35806

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 11, 2010

Dear fellow stockholder:

On behalf of the board of directors of ITC^DeltaCom, Inc., it is my pleasure to invite you to ITC^DeltaCom’s 2010 annual meeting of stockholders. The annual meeting will be held on May 11, 2010, at 11:00 a.m., local time, at the offices of Welsh, Carson, Anderson and Stowe located at 320 Park Avenue, New York, New York, 10022. The annual meeting has been called for the following purposes:

1.	to consider and vote upon a proposal to elect as directors of ITC^DeltaCom the eight nominees specified in the accompanying proxy statement; and

2.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 31, 2010 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend this meeting.

This year, your bank or broker will not be permitted to vote on your behalf on the election of directors unless you provide specific instructions by completing and returning the enclosed proxy card or following the instructions provided to you to submit your proxy by telephone or through the Internet. For your vote to be counted, you will need to communicate your voting decision to your bank or broker before the date of the annual meeting.

If you need assistance in completing your proxy card or have questions regarding attending the annual meeting or the various voting options with respect to the meeting, please call ITC^DeltaCom’s Secretary at 256-382-5900.

Your vote is important. Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. You also may submit a proxy to vote by telephone or through the Internet by following the instructions on your proxy card. No postage is required if the proxy is mailed in the United States. Submitting the proxy before the annual meeting will not preclude you from voting in person at the annual meeting if you decide to attend.

By order of the board of directors,

J. Thomas Mullis Secretary

Dated: April 16, 2010

ITC^DELTACOM, INC.

7037 Old Madison Pike

Huntsville, Alabama 35806

Annual Meeting of Stockholders

May 11, 2010

PROXY STATEMENT

ITC^DeltaCom, Inc. is furnishing this proxy statement in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held on May 11, 2010, at 11:00 a.m., local time, at the offices of Welsh, Carson, Anderson and Stowe located at 320 Park Avenue, New York, New York, 10022.

The annual meeting has been called for stockholders to consider and vote upon a proposal to elect as directors of ITC^DeltaCom the eight nominees specified in this proxy statement and to transact such other business, if any, as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

This proxy statement and the enclosed proxy card are first being mailed to stockholders on or about April 16, 2010.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS:

This proxy statement and our Annual Report to Stockholders are available at www.deltacom.com/investors.asp.

GENERAL INFORMATION

Voting and Revocability of Proxies

Shares represented by a properly submitted proxy, if the proxy is received in time and is not revoked, will be voted at the annual meeting in accordance with the instructions indicated in the proxy. If no instructions are indicated, such shares will be voted “FOR” approval of each proposal listed on the proxy card. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. Management is not aware of any other matters that are likely to be brought before the annual meeting. If any other matter is properly presented at the annual meeting for action, including a proposal to adjourn or postpone the annual meeting to permit ITC^DeltaCom to solicit additional proxies in favor of any proposal, the persons named in the accompanying proxy will vote on such matter in their own discretion.

If your shares are registered with our transfer agent and registrar in your name, you are a “stockholder of record.” If your shares are held in “street name” for you by a bank, broker or other holder of record, you are considered the “beneficial owner” of those shares.

This year, your bank or broker will not be permitted to vote your street name shares on your behalf on the election of directors unless you provide specific instructions by completing and returning the enclosed proxy card or following the instructions provided to you to submit your proxy by telephone or through the Internet. For your vote to be counted, you will need to communicate your voting decisions to your bank or broker before the date of the annual meeting.

Stockholders of record and stockholders whose shares are held in street name may submit their proxies as follows:

By Written Proxy. All stockholders of record may submit their proxies by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. A stockholder executing a proxy card may revoke the proxy at any time before it is exercised by giving written notice revoking the proxy to ITC^DeltaCom’s Secretary, by subsequently executing another proxy bearing a later date, by submitting a new proxy by telephone or through the Internet using the procedures and instructions described on the proxy card, or by attending the annual meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to ITC^DeltaCom, Inc., 7037 Old Madison Pike, Huntsville, Alabama 35806, Attention: Secretary.

If you are a street name holder, you will receive a voting instruction card from your bank, broker or other nominee. Street name holders may submit their proxies in writing by following the instructions on the voting instruction card.

By Telephone or Through the Internet. All stockholders of record also may submit their proxies by touchtone telephone using either the toll-free telephone number (if dialing from the United States, Canada or Puerto Rico) or the direct-dial telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. Submission of a proxy by telephone or through the Internet may be revoked by executing a later-dated proxy card, by submitting a new proxy by telephone or through the Internet, or by attending the annual meeting and voting in person.

Street name holders may submit their proxies by telephone or through the Internet if their bank, broker or other nominee makes those methods available, in which case the nominee will enclose the instructions with the proxy materials.

In Person. All stockholders of record may vote in person at the meeting. Attending the annual meeting will not automatically revoke a stockholder’s prior written proxy or proxy submitted by telephone or through the Internet.

Street name holders may vote in person at the meeting if they have a legal proxy. You will need to ask your broker or bank for a legal proxy and bring the legal proxy with you to the meeting. You will not be able to vote your shares at the meeting without a legal proxy. If you request a legal proxy, any previously submitted proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

Assistance with Voting or Meeting Attendance. If you need assistance in completing your proxy card or have questions regarding attending the annual meeting or the various voting options with respect to the meeting, please call ITC^DeltaCom’s Secretary at 256-382-5900.

Voting Procedure

All holders of record of our common stock at the close of business on March 31, 2010, which is the record date for the annual meeting, will be eligible to vote on all proposals at the annual meeting. Each holder of common stock is entitled to one vote at the annual meeting for each share held by such stockholder as of the record date. As of the close of business on March 31, 2010, there were 83,601,225 shares of common stock outstanding, which represented a total of 83,601,225 votes entitled to be cast at the annual meeting.

The holders of outstanding shares of common stock representing a majority of the voting power of the shares of stock outstanding and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspector of election appointed for the annual meeting, who will determine whether a quorum is present. Abstentions and any broker non-votes will be counted for purposes of determining the presence of a quorum at the annual meeting.

Under the applicable rules of the exchanges and other self-regulatory organizations of which broker-dealers are members, broker-dealers who hold their customers’ shares in street name may vote the shares of their customers on routine proposals when they have not received instructions from the customers. Under these rules, brokers may not vote shares of their customers on other matters, such as the election of directors, without instructions from their customers. A “broker non-vote” occurs with respect to any proposal when a broker holds shares of a customer in its name and is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.

Stockholder Approval of Election of Directors

Assuming a quorum is present at the annual meeting, approval of the eight nominees to the board of directors requires a plurality of the votes cast at the annual meeting by the holders of the common stock. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Stockholders identified as “WCAS Group” and “Tennenbaum Capital Partners, LLC and others” in the Principal Stockholders table under “Security Ownership” in this proxy statement have reported in filings with the SEC that they beneficially own shares of our common stock that represent a total of approximately 63.9% of our shares of common stock outstanding as of the record date for the annual meeting. These stockholders are obligated under the governance agreement described below in this proxy statement to vote and cause to be voted all of their shares of common stock in favor of the election of each nominee to the board of directors. Accordingly, if such votes are cast in accordance with the governance agreement, the election of each nominee for director is assured.

The board of directors unanimously recommends that stockholders vote “FOR” the election of each of the eight director nominees to the board of directors.

Proxy Solicitation

We will pay the cost of this proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of ITC^DeltaCom and our subsidiaries may solicit proxies by personal interview, telephone, facsimile, e-mail and telegram. None of these individuals will receive compensation for these services, which will be performed in addition to their regular duties. We also have made arrangements with brokerage firms, banks, custodians, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. We will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such materials.

A list of stockholders entitled to vote at the annual meeting will be open for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at our principal executive offices at 7037 Old Madison Pike, Huntsville, Alabama 35806, and at the time and place of the meeting during the whole time of the meeting.

Annual Report to Stockholders

A copy of our annual report on Form 10-K for our 2009 fiscal year, as filed with the SEC, accompanies this proxy statement as our annual report to stockholders. Our 2009 annual report on Form 10-K, which we refer to as our “2009 Form 10-K,” is also available through our web site at www.deltacom.com/investors.asp. The annual report to stockholders and the Form 10-K are not proxy soliciting materials.

Important Notice Regarding Delivery of Stockholder Documents

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report to stockholders and proxy statement for each company in which you hold shares through that broker or bank. The practice of sending only one copy of an annual report to stockholders and proxy statement is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report to stockholders and this proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, New Jersey 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective following its receipt.

If your household receives only a single copy of our annual report to stockholders and this proxy statement, and you wish to receive duplicate copies of these documents, we will promptly send you duplicate copies upon request if you (1) send a written request to ITC^DeltaCom, Inc., 7037 Old Madison Pike, Huntsville, Alabama 35806, Attention: Secretary, or (2) direct your request by telephone to us at 256-382-5900. If you are receiving multiple copies of our annual report to stockholders and proxy statement, you may request householding by contacting our corporate secretary in the same manner.

We encourage you to participate in this program. Your participation will reduce the amount of duplicate information received at your household, as well as reduce our operating expenses.

SECURITY OWNERSHIP

The following tables present, as of March 31, 2010, information regarding beneficial ownership of our common stock. This information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose.

Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option, warrant or other right, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities. Information with respect to persons other than the holders listed in the tables below that share beneficial ownership with respect to the securities shown is presented following the applicable table. Except as otherwise indicated below and under applicable community property laws, based on the information available to us, we believe that the beneficial owners of the securities listed below have sole voting and investment power with respect to the shares shown.

As of the close of business on March 31, 2010, there were 83,601,225 shares of common stock outstanding.

Principal Stockholders

The following table presents, as of March 31, 2010, information based upon our records and filings with the SEC regarding each person, other than a director, director nominee or executive officer of ITC^DeltaCom, known by us to be the beneficial owner of more than 5% of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
WCAS Group 320 Park Avenue, Suite 2500 New York, New York 10022	40,769,330	48.8

Tennenbaum Capital Partners, LLC and others 2951 28th Street, Suite 1000 Santa Monica, California 90405	12,634,285	15.1

H Partners Management, LLC and others 888 Seventh Avenue, 29th Floor New York, New York 10019	8,100,000	9.7

The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

The information concerning the WCAS Group is based upon our records and a statement on Schedule 13D/A filed with the SEC on August 10, 2007, which we refer to as the “WCAS Schedule 13D.” The members of the WCAS Group report in the WCAS Schedule 13D that each such member may be deemed to share with the other members of the WCAS Group voting and investment power with respect to all 40,769,330 shares of common stock shown. The reporting persons state that the following entities and individuals constitute the WCAS Group: Welsh, Carson, Anderson & Stowe VIII, L.P.; WCAS VIII Associates, L.L.C.; WCAS Capital

Partners III, L.P.; WCAS CP III Associates, L.L.C.; Patrick J. Welsh; Russell L. Carson; Bruce K. Anderson; Thomas E. McInerney; Robert A. Minicucci; Anthony J. de Nicola; Paul B. Queally; Jonathan M. Rather; D. Scott Mackesy; John D. Clark; and Sanjay Swani. The foregoing individuals are the managing members of WCAS VIII Associates, L.L.C., which is the sole general partner of Welsh, Carson, Anderson & Stowe VIII, L.P., and the managing members of WCAS CP III Associates, L.L.C., which is the sole general partner of WCAS Capital Partners III, L.P. The shares of common stock shown as beneficially owned by the WCAS Group include the following: 35,203,323 shares of common stock held of record by Welsh, Carson, Anderson & Stowe VIII, L.P.; 4,127,611 shares of common stock held of record by WCAS Capital Partners III, L.P.; and shares owned directly by some of the managing members identified above. Each managing member of WCAS VIII Associates, L.L.C. and WCAS CP III Associates, L.L.C. disclaims beneficial ownership of all securities other than those he owns directly or in which he possesses an indirect pro rata interest as a managing member of WCAS VIII Associates, L.L.C. or WCAS CP III Associates, L.L.C.

The information concerning Tennenbaum Capital Partners, LLC and others is based upon filings with the SEC, including a statement on Schedule 13D/A filed on December 24, 2008. The Schedule 13D/A states that Tennenbaum Capital Partners, LLC has sole voting and investment power with respect to all 12,584,285 shares of common stock shown as beneficially owned in that statement. All of the shares of common stock shown are held of record by Special Value Continuation Partners, LP, Special Value Absolute Return Fund, LLC or Tennenbaum Opportunities Partners V, LP. Tennenbaum Capital Partners, LLC manages all such funds.

The information concerning H Partners Management, LLC and others is based upon a statement on Schedule 13G/A filed with the SEC on February 16, 2010 by H Partners Capital, LLC, H Partners Management, LLC, H Partners, LP and Rehan Jaffer. The Schedule 13G/A states that H Partners Management, LLC and Rehan Jaffer share voting and investment power with respect to all 8,100,000 shares of common stock shown, and that H Partners Capital, LLC and H Partners, LP share voting and investment power with respect to 5,657,000 shares of common stock. Each reporting person disclaims any beneficial ownership of the shares except to the extent of such reporting person’s pecuniary interest in the shares.

Security Ownership by Directors and Executive Officers

The following table presents, as of March 31, 2010, information regarding the beneficial ownership of our common stock by the following persons:

•	each current director;

•	each director nominee;

•	our Chief Executive Officer and the other executive officers named in the Summary Compensation Table appearing under “Executive Compensation”; and

•	all of our directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
John Almeida, Jr.	7,440	*
Randall E. Curran	1,827,059	2.2
John J. DeLucca	58,866	*
Richard E. Fish, Jr.	416,574	*
Clyde A. Heintzelman	67,994	*
Michael E. Leitner	—	—
Thomas E. McInerney	40,769,330	48.8
J. Thomas Mullis	103,022	*
Sara L. Plunkett	101,797	*
Sanjay Swani	40,769,330	48.8
Philip M. Tseng	—	—
All directors and executive officers as a group (11 persons)	43,352,082	51.4

*	Represents beneficial ownership of less than 1%.

The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

The shares of common stock shown as beneficially owned by Mr. Curran include 400,000 shares of common stock that Mr. Curran has the right to purchase as of or within 60 days after March 31, 2010 pursuant to the exercise of stock options and 194,485 shares of common stock subject to restricted stock units that have vested or will vest as of or within 60 days after March 31, 2010.

The shares of common stock shown as beneficially owned by Mr. DeLucca include 3,334 shares of common stock that Mr. DeLucca has the right to purchase as of or within 60 days after March 31, 2010 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Fish include 103,431 shares of common stock subject to restricted stock units that have vested or will vest as of or within 60 days after March 31, 2010.

The shares of common stock shown as beneficially owned by Mr. McInerney include all shares of common stock beneficially owned by the other members of the WCAS Group and 318,959 shares of common stock that Mr. McInerney owns directly. As reported in the WCAS Schedule 13D, Mr. McInerney disclaims beneficial ownership of all securities other than those he owns directly or in which he possesses an indirect pro rata interest as a managing member of WCAS VIII Associates, L.L.C. and WCAS CP III Associates, L.L.C. For additional information concerning the nature of Mr. McInerney’s beneficial ownership of the common stock, see the information above under “Principal Stockholders” with respect to the security ownership of the WCAS Group. Mr. McInerney’s address is c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022.

The shares of common stock shown as beneficially owned by Mr. Mullis include 49,460 shares of common stock subject to restricted stock units that have vested or will vest as of or within 60 days after March 31, 2010.

The shares of common stock shown as beneficially owned by Ms. Plunkett consist of 11,112 shares that Ms. Plunkett has the right to purchase as of or within 60 days after March 1, 2010 pursuant to the exercise of stock options and 45,801 shares of common stock subject to restricted stock units that have vested or will vest as of or within 60 days after March 31, 2010.

The shares of common stock shown as beneficially owned by Mr. Swani include all shares of common stock beneficially owned by the other members of the WCAS Group and 9,653 shares of common stock that Mr. Swani owns directly. As reported in the WCAS Schedule 13D, Mr. Swani disclaims beneficial ownership of all securities other than those he owns directly or in which he possesses an indirect pro rata interest as a managing member of WCAS VIII Associates, L.L.C. and WCAS CP III Associates, L.L.C. For additional information concerning the nature of Mr. Swani’s beneficial ownership of the common stock, see the information above under “Principal Stockholders” with respect to the security ownership of the WCAS Group. Mr. Swani’s address is c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022.

The shares of common stock shown as beneficially owned by all directors and executive officers as a group include a total of 393,177 shares of common stock subject to restricted stock units that have vested or will vest as of or within 60 days after March 1, 2010 and a total of 414,446 shares of common stock that all directors and executive officers as a group have the right to purchase as of or within 60 days after March 31, 2010 pursuant to the exercise of stock options.

ELECTION OF DIRECTORS

(Proposal 1)

Nominees for Election as Directors

Our board of directors has nominated John Almeida, Jr., Randall E. Curran, John J. DeLucca, Clyde A. Heintzelman, Michael E. Leitner, Thomas E. McInerney, Philip M. Tseng and Sanjay Swani for election to the board of directors to serve until their respective successors are elected and qualified. Each of the eight director nominees is an incumbent director. All of the director nominees were elected to the board of directors at our 2009 annual meeting of stockholders.

The total authorized number of board members is nine directors. As of the date of this proxy statement, the board of directors has one vacancy resulting from the previously reported resignation of R. Gerald McCarley as a director effective on December 31, 2009. Because only eight nominees are proposed for election at the annual meeting, votes may be cast for the election of only eight directors.

Assuming a quorum is present at the annual meeting, election of the eight nominees to the board of directors will require a plurality of the votes cast of the shares present in person or represented by proxy at the annual meeting. Votes may be cast in favor of or withheld with respect to any or all nominees.

Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy for the election of each nominee. If any nominee should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the board of directors may nominate. It is not anticipated that any nominee will be unable or unwilling to serve as a director.

The board of directors unanimously recommends that stockholders vote “FOR” the election of each of the eight director nominees to the board of directors.

Director Qualifications

We believe our directors should possess the highest personal and professional ethics, display mature judgment, be free of conflicts of interest that might impede the proper performance of their responsibilities, be able to work effectively and collegially with other board members, and be committed to building long-term stockholder value. We seek board members that represent a diversity of professional viewpoints, background and experience in areas that are relevant to our activities.

We identify and describe below the key experience, qualifications, attributes or skills our directors bring to the board that are important in light of our business and structure. Our nominees’ experience, qualifications, attributes or skills which the board considered in nominating them for election at the annual meeting are included in their individual biographies below. In considering these criteria for board membership, our directors also must consider our company’s contractual obligations under our governance agreement discussed below, which grants board designation rights to some of our major security holders and contains other provisions relating to the composition of our board of directors.

•

Leadership experience. We seek directors with experience in significant leadership positions because these individuals generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to promote change and growth.

•	Industry experience. We seek directors with experience as executives or directors, or in other leadership positions, in the telecommunications industry in which we participate.

•

Technology experience. We seek directors with backgrounds in technology, because our ability to compete effectively requires that we develop and offer communications services in response to new technologies.

•

Finance experience. We historically have financed much of our growth by raising funds in the capital and credit markets. We seek directors with experience and expertise in evaluating the diverse financing options available to us.

•

Marketing experience. We seek to grow organically by identifying and developing new markets for our services. Therefore, it is important to us to have directors with marketing expertise and experience in building a brand.

•

Financial reporting experience. Accurate financial reporting is important to our success. We seek a number of directors who qualify as audit committee financial experts, and we expect all of our directors to be financially knowledgeable.

Information About Directors and Director Nominees

The following presents information as of March 1, 2010 concerning our directors, all of whom have been nominated for election at the annual meeting.

Name	Age	Director Since
John Almeida, Jr.	39	2003
Randall E. Curran	55	2005
John J. DeLucca	66	2002
Clyde A. Heintzelman.	71	2005
Michael E. Leitner.	42	2005
Thomas E. McInerney	68	2003
Sanjay Swani	43	2003
Philip M. Tseng	33	2007

John Almeida, Jr. joined Welsh, Carson, Anderson & Stowe, a private equity firm, in 1999 and currently is a General Partner with that firm. Before joining Welsh, Carson, Anderson & Stowe, Mr. Almeida worked at Lehman Brothers, a global financial services firm, in the investment banking department from 1997 to 1999 and at Westbury Capital Partners, a private equity firm, from 1995 to 1997. Mr. Almeida served as a director of BTI Telecom Corp. from 2001 to 2003 until our acquisition of that company. Mr. Almeida also serves as a director of Local Insight Media, Inc. and Titan Outdoor Holdings, Inc. Mr. Almeida formerly served as a director of Dex Media, Inc.

Director qualifications:

•	Industry experience—former director of a telecommunications company
•	Finance experience—principal of a leading private equity firm

Randall E. Curran has served as our Chief Executive Officer since February 2005. He previously served as Chairman and Chief Executive Officer of ICG Communications, Inc., a competitive telecommunications company, from September 2000 until December 2003. Before joining ICG Communications, Mr. Curran served as Chairman, President and Chief Executive Officer of Thermadyne Holdings Corporation, a global manufacturer of welding and cutting products. During 2004, he was engaged in management consulting with both FTI Consulting, Inc. and his own firm. Mr. Curran served with Thermadyne and its predecessor companies since 1981 in various positions, including Chief Operating Officer and Senior Vice President-Chief Financial Officer. Early in his career, he worked at Cooper Industries and with the accounting firm of Arthur Andersen & Co. Mr. Curran formerly served as a director of Airspan Networks, Inc.

Director qualifications:

•	Leadership, industry, technology and marketing experience—current CEO of ITC^DeltaCom and former chairman/CEO of competitive telecommunications carrier and global manufacturer

•	Finance experience—former CFO
•	Financial reporting experience—former accountant at Arthur Anderson & Co.

John J. DeLucca has served as Executive Vice President and Chief Financial Officer of REL Consultancy Group, a provider of financial consulting services to businesses, from 2003 until 2004. Mr. DeLucca previously served as Executive Vice President, Finance and Administration, and Chief Financial Officer of Coty Inc., a manufacturer and marketer of personal fragrances, from 1999 to February 2002 and as Senior Vice President and Treasurer of RJR Nabisco Inc., an international consumer products company, from 1993 to 1998. Mr. DeLucca also has served, among other positions, as Managing Director and Chief Financial Officer of Hascoe Associates, President and Chief Financial Officer of the Lexington Group, and Senior Vice President-Finance and Managing Director of The Trump Group. Mr. DeLucca currently serves as a director, as chairman of the audit committee and as a member of the compensation committee of Endo Pharmaceuticals, Inc., as a director and as a member of each of the audit and the governance and nominating committees of Tier Technologies, Inc., and as a director of a private company. Mr. DeLucca formerly served as a director of Enzo Biochem, Inc. and British Energy plc.

Director qualifications:

•	Leadership experience—former senior executive positions at public and private companies
•	Technology experience—director of a technology company
•	Finance experience—former CFO and other senior finance positions for over two decades
•	Marketing experience—former senior executive positions with consumer product companies with leading brands
•	Financial reporting experience—audit committee financial expert

Clyde A. Heintzelman has served as the Chairman of the Board of Optelecom, Inc. from February 2000 to June 2003 and as its interim President and Chief Executive Officer from June 2001 to January 2002. From November 1999 to May 2001, he was President of Net2000 Communications, Inc. From December 1998 to November 1999, Mr. Heintzelman served as the President and Chief Executive Officer of SAVVIS, Inc. (formerly SAVVIS Communications Corporation), a networking and Internet solutions company. Mr. Heintzelman currently serves as a director and chairman of the audit committee of SAVVIS, Inc., as a director and a member of the audit committee of Telecommunication Systems, Inc. and as Principal of CSMS, a private investment company. Mr. Heintzelman formerly served as a director of Citel plc.

Director qualifications:

•	Leadership, industry, technology and marketing experience—former chairman, CEO and/or president of telecommunications and technology companies
•	Finance experience—principal of a private investment company
•	Financial reporting experience—audit committee financial expert

Michael E. Leitner is a Managing Partner of Tennenbaum Capital Partners, LLC, a private investment firm, where he has worked since 2005. Before joining Tennenbaum Capital Partners, he served as a Senior Vice President of Corporate Development for WilTel Communications from 2004 to 2005. From 2000 to 2003, Mr. Leitner served as Vice President of Corporate Development of 360networks Corporation and Chief Executive Officer of its subsidiary, GlobeNet Communications. From 1998 to 2000, Mr. Leitner was a Senior Director of Corporate Development for Microsoft Corporation. Mr. Leitner served as a Vice President in the Technology Mergers & Acquisitions group at Merrill Lynch, a global financial services firm, from 1994 to 1998. Mr. Leitner currently serves as a director of Online Resources Corporation, Anacomp, Inc. and Integra Telecom, Inc.

Director qualifications:

•	Leadership, industry and technology experience—former senior executive positions at telecommunications and technology companies
•	Finance experience—senior executive of a leading investment firm

Thomas E. McInerney has served as our Chairman of the Board since February 2005. Mr. McInerney has been a General Partner of Welsh, Carson, Anderson & Stowe, a private equity firm, since 1986 and is a Managing Member or General Partner of the sole general partners of Welsh, Carson, Anderson & Stowe VIII, L.P. and other associated investment partnerships. Previously, Mr. McInerney co-founded and served as President and Chief Executive Officer of Dama Telecommunications Corp., a communications services company. Before co-founding Dama Telecommunications, Mr. McInerney worked in the financial services area at Automatic Data Processing, Inc. and was previously with the American Stock Exchange. Mr. McInerney served as a director of BTI Telecom Corp. from 2001 to 2003 until our acquisition of that company and is currently a director of SAVVIS, Inc. and various private companies. Mr. McInerney formerly served as a director of Centennial Communications Corporation and Broadridge Financial Solutions, Inc.

Director qualifications:

•	Leadership, industry and technology experience—former chairman, CEO and/or president of telecommunications and technology companies
•	Finance experience—principal of a leading private equity firm

Sanjay Swani joined Welsh, Carson, Anderson & Stowe, a private equity firm, in 1999 and has been a General Partner of that firm since 2001. Mr. Swani is a Managing Member or General Partner of the sole general partners of Welsh, Carson, Anderson & Stowe VIII, L.P. and other associated investment partnerships. From 1998 to 1999, Mr. Swani was a Principal at Fox Paine & Company, a San Francisco-based buyout firm. From 1994 to 1998, he served with Morgan Stanley & Co., a global financial services firm, in the mergers and acquisitions area. Mr. Swani is currently a director of various private companies, including Ozburn-Hessey Logistics, LLC, Mobile Storage Group, Inc., Global Knowledge Network, Inc. and Venture Transport Logistics, LLC. Mr. Swani formerly served as a director of Valor Communications Group, Inc.

Director qualifications:

•	Industry and technology experience—former director of telecommunications companies and current director of technology companies
•	Finance experience—principal of a leading private equity firm

Philip M. Tseng is a Managing Director of Tennenbaum Capital Partners, LLC, a private investment firm, where he has worked since July 2004. Immediately before joining Tennenbaum Capital Partners, Mr. Tseng pursued graduate studies at Harvard University. From January 2000 to June 2002, Mr. Tseng was employed with Credit Suisse First Boston, an international investment banking firm, in the technology group and, from August 1998 to January 2000, with Deutsche Bank Alex Brown, an international investment banking firm, in the telecommunications group.

Director qualifications:

•	Industry and technology experience—former investment banking positions in telecommunications and technology sectors
•	Finance experience—senior executive of a leading investment firm

Arrangements Relating to the Board of Directors

Composition of Board of Directors. Some of our incumbent directors and nominees for election as directors at the annual meeting were nominated in accordance with the governance agreement we originally entered into in connection with our acquisition by merger of BTI Telecom Corp. on October 6, 2003 and amended in connection with refinancing transactions we completed on July 26, 2005.

We completed our acquisition of BTI Telecom and related transactions under a merger agreement dated as of July 2, 2003, as amended, among ITC^DeltaCom, BTI Telecom and individuals and entities we refer to as the “WCAS securityholders.” The WCAS securityholders include members of the WCAS Group and certain affiliates thereof, including Welsh, Carson, Anderson & Stowe VIII, L.P., which we refer to as “WCAS VIII,” and WCAS Capital Partners III, L.P., which we refer to as “WCAS Capital Partners.” Effective as of October 6, 2003, as required by the merger agreement, we entered into a governance agreement with the WCAS securityholders. The governance agreement contained provisions concerning the composition of ITC^DeltaCom’s board of directors and other governance matters.

We amended and restated the governance agreement on July 26, 2005 in connection with a series of related transactions we completed on that date. In those transactions, we issued and sold to institutional investors $30 million principal amount of third lien, senior secured notes and warrants to purchase our capital stock. We and the WCAS securityholders entered into the amended and restated governance agreement with the note purchasers, including Special Value Bond Fund II, LLC and Special Value Absolute Return Fund, LLC, which are investment funds managed by Tennenbaum Capital Partners, LLC, which we refer to as “TCP.” We refer to Special Value Absolute Return Fund, LLC, Special Value Continuation Partners, LP, an investment fund managed by TCP, and their permitted transferees that become parties to the governance agreement from time to time as the “TCP fund holders.”

As of the date of this proxy statement, our board of directors is constituted in accordance with terms of the governance agreement which provided, as of the date on which such directors were nominated for election by stockholders at our 2009 annual meeting, that the board will consist of the following directors:

•

up to two directors designated for appointment or for nomination for election to the board of directors by WCAS VIII and WCAS Capital Partners, so long as the WCAS securityholders and their affiliates beneficially own voting securities representing a majority of our outstanding “primary voting power,” as defined in the governance agreement;

•

up to two directors, whom we refer to as the “TCP designees,” designated for appointment or for nomination for election to the board of directors by the TCP fund holders during the applicable board membership periods described below;

•	a minimum of three directors who qualify as “independent directors,” as defined in the governance agreement;

•	our Chief Executive Officer; and

•	the additional directors, if any, nominated for election by the board of directors as a whole.

After our 2009 annual meeting of stockholders, effective in November 2009, the WCAS securityholders and their affiliates ceased to own beneficially a majority of our outstanding primary voting power. Accordingly, the board representation rights of WCAS VIII and WCAS Capital Partners were no longer in effect as of February 10, 2010, which was the date on which the nominees named in this proxy statement were nominated by the board of directors for election at this annual meeting. Further, in connection with the resignation from the board, effective on December 31, 2009, of Mr. McCarley, who had served as an “independent director” under the governance agreement, the governance agreement was amended effective as of January 1, 2010 to reduce from three to two directors the minimum number of directors required to qualify as “independent directors” for purposes of the governance agreement.

As of the date of this proxy statement, in accordance with the governance agreement as currently in effect, the nominees for election to the board of directors consist of:

•	Michael E. Leitner and Philip M. Tseng, who were designated for appointment to the board of directors by the TCP fund holders and who serve as TCP designees;

•	Randall E. Curran, who serves as our Chief Executive Officer;

•	John J. DeLucca and Clyde A. Heintzelman, who qualify as “independent directors” under the governance agreement; and

•	John Almeida, Jr., Thomas E. McInerney and Sanjay Swani, each of whom is a member of the WCAS Group.

Under the governance agreement, the TCP fund holders are entitled to designate two members of our board of directors until such time as they no longer beneficially own at least 1,333,334 shares of common stock. Thereafter, the TCP fund holders will be entitled to designate one director until such time as they and other parties to the governance agreement identified therein as “TCP securityholders” cease to own beneficially common stock representing at least 1% of our outstanding voting power.

The governance agreement generally defines an “independent director” for purposes of the agreement as a director who is not an affiliate or an associate of, among other specified persons, any WCAS securityholder or TCP securityholder or an officer or employee of ITC^DeltaCom or any subsidiary of ITC^DeltaCom. For purposes of the governance agreement, the terms “affiliate” and “associate” generally have the meanings set forth in SEC rules, except that portfolio companies of the WCAS securityholders and the TCP securityholders and their respective affiliates are excluded from the affiliate definition. In addition, if our securities are listed on any national securities exchange, such a director must qualify as an independent director within the meaning of the rules and regulations of the securities exchange. If our securities are not so listed, such a director may not have any relationship with us which, in the opinion of the board of directors and a determination of the committee of independent directors described below, at the time of such director’s nomination, appointment or election, would interfere with such director’s exercise of independent judgment in carrying out the director’s responsibilities as a director. Our common stock is not currently listed on a national securities exchange.

In addition to the foregoing independence requirements, a director will not qualify as an independent director for purposes of the governance agreement if the director has had, during the fiscal year in which the independence determination is made or during any of our three preceding fiscal years, any disqualifying relationship enumerated in the governance agreement. Such disqualifying relationships include the following:

•	employment with ITC^DeltaCom or any parent or subsidiary of ITC^DeltaCom;

•	subject to specified exceptions, receipt of any annual payments in excess of $60,000 from ITC^DeltaCom or any parent or subsidiary of ITC^DeltaCom;

•	employment of any family member as an executive officer of ITC^DeltaCom or any parent or subsidiary of ITC^DeltaCom;

•

participation as a partner in, or a controlling stockholder or executive officer of, any organization to which we made, or from which we received, payments in any fiscal year (other than payments arising solely from investments in our securities) that exceed the greater of $200,000 or 5% of the recipient’s consolidated gross revenues for that fiscal year;

•	employment as an executive officer of any entity on whose compensation committee any of our executive officers serves; and

•	service as a partner or employee of our independent registered public accounting firm and participation by such director in the audit of our financial statements.

Board Vacancies. If a vacancy is created at any time by the death, disability, retirement, resignation or removal of any TCP designee, the TCP fund holders will have the right to designate a replacement to fill the vacancy.

Composition of Board Committees. The governance agreement provides that at least one director who is a WCAS securityholder or who is designated by or affiliated with a WCAS securityholder will serve on all committees of the board of directors, other than the audit committee and the committee of independent directors established in accordance with the governance agreement, and that one TCP designee will serve on the compensation committee and the corporate development committee. The remaining members of each such committee are required to qualify as independent directors as defined in the governance agreement.

The board of directors is required to maintain a committee of independent directors in accordance with the governance agreement. This committee is composed exclusively of independent directors, as defined in the governance agreement. In connection with any specific determination of any matter to be made by the committee of independent directors, as described below, a director serving on the committee will not be deemed to be an independent director for purposes of participating in such determination, and will not be entitled to participate in such determination, if, in the judgment of the committee (other than such director), such director has an interest in such matter that would interfere with such director’s exercise of independent judgment in carrying out his responsibilities as a director.

Voting Agreement. We, the WCAS securityholders and the TCP securityholders have agreed to vote or act by written consent, and to take all other necessary or desirable actions, to implement the foregoing provisions of the governance agreement relating to the board of directors and committees of the board of directors, and to use reasonable best efforts to cause our respective affiliates to take these actions. Consistent with this undertaking, the WCAS securityholders and the TCP securityholders are obligated under the governance agreement to vote their shares of common stock at this annual meeting in favor of each of the nominees for election to the board of directors.

Director Attendance at Meetings

The board of directors held six meetings during 2009. During 2009, each director, other than Mr. Almeida, attended at least 75% of the aggregate of the total number of meetings of the board of directors and committees of the board described below held during the period for which he served as a director and committee member. Mr. Almeida attended four of the six meetings of the board of directors and one of the two meetings of the governance committee.

Seven of the nine directors then serving on the board of directors attended our 2009 annual meeting of stockholders held on May 12, 2009. Our policy is that all directors are encouraged to attend the annual meeting of stockholders.

Director Independence

Our common stock is currently traded on the OTC Bulletin Board. Accordingly, we are not subject to the rules of any national securities exchange which require that a majority of a listed company’s directors meet independence standards prescribed by such rules. For purposes of preparing the disclosures in this proxy statement regarding director independence, we have used the definition of “independent director” and related independence standards set forth in the Marketplace Rules of The NASDAQ Stock Market LLC. This definition is different from the definition of “independent director” under our governance agreement.

Our board of directors has determined that the following five of our eight incumbent directors, all of whom are nominees standing for election at the annual meeting, meet the “independent director” standards in the NASDAQ Marketplace Rules: John Almeida, Jr., John J. DeLucca, Clyde A. Heintzelman, Thomas E. McInerney and Sanjay Swani. In making its independence determination, the board of directors concluded that none of the foregoing directors has or had any relationship that, in the opinion of the board, would interfere with such director’s exercise of independent judgment in carrying out the responsibilities of a director.

The NASDAQ Marketplace Rules require that a listed company maintain an audit committee composed solely of at least three independent directors and that the company’s independent directors exercise oversight responsibilities with respect to executive compensation and director nominations, whether as a group or through committees of the board composed solely of at least three independent directors. As of the date of this proxy statement, our audit committee, which was operating with one vacancy, consisted solely of two independent directors, Messrs. DeLucca and Heintzelman, and our compensation committee consisted of two independent directors, Messrs. Heintzelman and Swani, and a third director, Mr. Leitner, whom the board did not determine to be independent. We do not currently maintain a nominating committee composed of independent directors or operate under a policy requiring that our independent directors exercise oversight with respect to director nominations. However, our governance committee, which consists solely of three independent directors, Messrs. Almeida, DeLucca and Heintzelman, assists the board of directors in identifying and evaluating qualifying director candidates.

Board Leadership Structure

We have separated the role of chairman of the board, which is currently performed by Mr. McInerney, from Mr. Curran’s role as chief executive officer. We believe that this structure is appropriate for our company because it allows our chief executive officer to speak for and lead the company, while vesting in an independent director effective oversight of the board of directors. In our view, this leadership structure avoids any potential conflicts of interest that may result from combining the roles of CEO and chairman and maintains clear lines of accountability and responsibility relating to our management and governance processes.

Committees of the Board

The board of directors currently maintains among its standing committees an audit committee, a compensation committee, a governance committee and a committee of independent directors. The members of these committees were appointed in accordance with the provisions of the governance agreement described in this proxy statement.

Audit Committee. The audit committee, which held 18 meetings during 2009, currently consists of Mr. DeLucca, who serves as chairman, and Mr. Heintzelman. Both of these members served on the audit committee throughout 2009. In addition, Mr. McCarley served as the third member of the audit committee throughout 2009 until his resignation from the board of directors effective on December 31, 2009. The audit committee currently has a vacancy as a result of Mr. McCarley’s resignation. The board of directors has determined that each current member of the audit committee is an “audit committee financial expert,” as that term is defined in the SEC’s rules, and is “independent” of management. The audit committee is responsible, among its other duties and responsibilities, for engaging, overseeing, evaluating and replacing our independent registered public accounting firm, pre-approving all audit and non-audit services by the independent registered public accounting firm, reviewing the scope of the audit plan and the results of each audit with management and the independent registered public accounting firm, reviewing the internal audit function, reviewing the adequacy of our system of internal accounting controls and disclosure controls and procedures, reviewing the financial statements and other financial information included in our annual and quarterly reports filed with the SEC, and exercising oversight with respect to our code of conduct and other policies and procedures regarding adherence with legal requirements. The audit committee is authorized to retain its own legal, financial and other advisers without obtaining approval of such retention by the board of directors. The audit committee’s duties and responsibilities are set forth in its charter, a copy of which is available upon request to our corporate secretary. A copy of the audit committee charter was included as an appendix to our proxy statement for our 2009 annual meeting of stockholders.

In addition to their duties and responsibilities set forth in the committee charter, the audit committee has authority under our governance agreement to approve transactions in which we may engage with the WCAS securityholders or any of their affiliates that are not subject to approval by the committee of independent directors. For information about the audit committee’s approval authority under the governance agreement, see “Transactions With Related Persons and Approval Policies—Review, Approval or Ratification of Transactions With Related Persons.”

Compensation Committee. The compensation committee, which held eight meetings during 2009, currently consists of Mr. Swani, who serves as chairman, Mr. Leitner and Mr. Heintzelman. The members of the compensation committee throughout 2009 were Mr. Swani, Mr. Leitner and, until his resignation from the board of directors effective on December 31, 2009, Mr. McCarley, who served as chairman. Effective as of December 31, 2009, Mr. Heintzelman was appointed by the board of directors to the compensation committee to fill the vacancy created by Mr. McCarley’s resignation and Mr. Swani was appointed by the board of directors to succeed Mr. McCarley as the committee’s chairman. The compensation committee is responsible for establishing the compensation of our named executive officers and other management employees, monitoring compensation arrangements for management employees for consistency with corporate objectives and stockholders’ interests, and administering our stock incentive plan. The compensation committee generally has not exercised its power to delegate authority to a subcommittee. The compensation committee does not operate under a charter.

In 2008, the compensation committee engaged Towers Perrin, a human resources services consulting firm that specializes in executive compensation consulting support, to provide market comparison information and an internal executive compensation analysis. In 2009, the committee again engaged Towers Perrin to update the compensation analysis from 2008 for the Chief Executive Officer’s compensation. See the Compensation Discussion and Analysis section of this proxy statement for additional information regarding the services provided by Towers Perrin.

Mr. Curran is actively involved in the executive compensation process. Mr. Curran reviews the performance of each of the other named executive officers and, within defined plan or program limits, recommends to the compensation committee base salary increases and bonus and long-term incentive awards for these and other executives. He provides the compensation committee with both short-term and long-term recommended financial and non-financial performance goals for ITC^DeltaCom that are used to link pay with performance. Mr. Curran also provides the compensation committee with his views regarding the executive compensation program’s ability to attract, retain and motivate the executives necessary to achieve corporate goals. Mr. Curran attends some meetings of the compensation committee, but does not participate in the compensation committee’s executive sessions.

Governance Committee. The governance committee, which held two meetings during 2009, currently consists of Mr. Heintzelman, who serves as chairman, Mr. Almeida and Mr. DeLucca. The members of the governance committee throughout 2009 were Mr. Heintzelman, Mr. Almeida and, until his resignation from the board of directors effective on December 31, 2009, Mr. McCarley. Effective as of December 31, 2009, Mr. DeLucca was appointed to the governance committee by the board of directors to fill the vacancy created by Mr. McCarley’s resignation. The committee operates under a written charter that is reviewed annually. Under its charter, the governance committee is responsible, among other matters, for developing and recommending corporate governance guidelines to the board of directors, overseeing the evaluation of the board of directors and its committees, making recommendations to the board of directors concerning the size, structure and composition of the board of directors and its committees, developing criteria for new members of the board of directors and identifying qualified director candidates, and reviewing and recommending director orientation programs. The governance committee has the authority to obtain advice and assistance from internal and external legal, accounting and other advisers as it deems appropriate to assist it in the performance of its duties.

Committee of Independent Directors. In accordance with our governance agreement, the board of directors maintains a committee of independent directors, which has the responsibility to approve transactions between us and the WCAS securityholders and their affiliates. Since July 26, 2005, the committee of independent directors has consisted of Mr. DeLucca, Mr. Heintzelman and, until his resignation from the board of directors effective on December 31, 2009, Mr. McCarley. See “Election of Directors—Arrangements Relating to the Board of Directors” for information about the director independence standards set forth in the governance agreement for service on this committee, which differ from the independence standards under the NASDAQ Marketplace Rules, and “Transactions With Related Persons and Approval Policies—Review, Approval or Ratification of Transactions With Related Persons” for a description of the committee’s approval authority. This committee held one meeting in 2009. The committee of independent directors is authorized to retain its own legal, financial and other advisers without obtaining approval of such retention by the board of directors.

Board Role in Risk Oversight

Our board of directors has overall responsibility for risk management, with a focus on the most significant risks facing our company. The board of directors discharges its risk oversight responsibilities primarily through its committees, each of which reports its activities to the board. The risk oversight responsibilities of the board’s committees include the following:

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Audit Committee. The audit committee oversees ITC^DeltaCom’s risk policies and processes relating to our financial statements and internal control over financial statements and discusses with management ITC^DeltaCom’s major operating and financial risk exposures and the steps management has taken to monitor and control those exposures. The committee also reviews ITC^DeltaCom’s risk assessment and risk management policies generally.

•

Compensation Committee. The compensation committee exercises oversight with respect to potential compensation-related risks, including review of management’s assessment of risks related to employee compensation programs.

•	Governance Committee. The governance committee oversees the risks related to our company’s governance structure.

•	Committee of Independent Directors. The committee of independent directors monitors risks arising from related person transactions between us and the WCAS securityholders and their affiliates.

Our chief executive officer, together with other members of ITC^DeltaCom’s senior management team, oversees the execution and monitoring of our risk management policies and procedures. The audit committee meets periodically with our senior management team to review ITC^DeltaCom’s risk management practices and key findings.

Director Nominations

The board of directors does not currently have a nominating committee. Subject to the director designation provisions of our governance agreement, and after considering the views of the governance committee, the full board of directors nominates candidates for membership on the board of directors. In view of the existence of the arrangements relating to board composition described in this proxy statement, the board of directors does not consider that the operation of a nominating committee would enhance the director nominations process.

The board of directors has adopted a director nominations policy. The purpose of the nominations policy is to describe the process by which, subject to provisions of our certificate of incorporation, bylaws and governance agreement, candidates for inclusion in the recommended slate of director nominees are selected. The nominations policy is administered by the board of directors.

The board of directors has adopted guidelines for qualifications of director candidates, which are described above under “Director Qualifications.” As previously discussed, in evaluating potential nominees for director, subject to the director designation provisions of our governance agreement, the board of directors considers diversity of professional viewpoints, backgrounds and experiences. The board of directors evaluates the effectiveness of the board’s membership criteria, including the diversity criteria, in its annual self-evaluation.

The board of directors will receive recommendations for director candidates from the governance committee and may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, our advisers, and executive search firms. The board of directors, with the assistance of the governance committee, will conduct appropriate inquiries into the background and qualifications of any potential new director candidates who appear upon first consideration to meet the board’s selection criteria and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.

The board of directors will consider director candidates recommended by stockholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the annual meeting of stockholders, the board of directors will consider any written recommendations of director candidates by stockholders received by our Secretary no later than 120 days before the anniversary of the previous year’s annual meeting of stockholders. Recommendations must be mailed to ITC^DeltaCom, Inc., 7037 Old Madison Pike, Huntsville, Alabama 35806, Attention: Secretary, and include (1) the candidate’s name and address, (2) a statement of the candidate’s qualifications to serve on the board of directors, (3) such other information regarding the candidate as would be required to be included in a proxy statement filed in accordance with the SEC’s proxy rules if the candidate were nominated by the board of directors and (4) if applicable, a description of all arrangements or understandings between the candidate and the stockholder submitting the recommendation.

Under our bylaws, a stockholder wishing to nominate candidates for election as directors at any annual or special meeting of stockholders must comply with specific notice requirements. To be timely, the stockholder’s notice must be delivered to or mailed and received by our Secretary not less than 60 days before the meeting, except that if less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. To be in proper form, a stockholder’s notice to the Secretary must set forth the following information:

•	the name and address of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated;

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a representation that the stockholder is a holder of record of our capital stock entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•

such other information regarding each nominee to be proposed by such stockholder as would be required to be included in a proxy statement filed in accordance with the SEC’s proxy rules if the nominee had been nominated, or intended to be nominated, by the board of directors; and

•	if applicable, the consent of each nominee to serve as a director if elected.

We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a director. The foregoing requirements do not apply to any nomination of directors made in accordance with the governance agreement.

Communications With the Board of Directors

The board of directors welcomes communications from its stockholders and other interested parties and has adopted a procedure for receiving and addressing those communications. Stockholders and other interested parties may communicate any concerns they may have about us directly either to the full board of directors or to the non-management directors as a group by mailing their communications to us at the following address: ITC^DeltaCom, Inc., 7037 Old Madison Pike, Huntsville, Alabama 35806, Attention: Secretary. The Secretary will review and forward all stockholder communications and other communications from interested parties to the intended recipient, except for those communications that are outside the scope of board matters or duplicative of other communications by the person submitting a communication.

Director Compensation

The following table presents information regarding compensation paid to our three qualifying independent directors for their service in 2009.

2009 Director Compensation Table

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	Total($)
John Almeida, Jr.	—	—	—
John J. Delucca(2)	85,000	55,000	140,000
Clyde A. Heintzelman(3)	85,000	55,000	140,000
Michael E. Leitner	—	—	—
R. Gerald McCarley(4)	85,000	55,000	140,000
Thomas E. McInerney	—	—	—
Sanjay Swani	—	—	—
Philip M. Tseng	—	—	—

(1)	Represents the aggregate grant date fair value of the restricted stock units granted to each non-employee director, as computed pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation,” or “ASC Topic 718,” without any reduction for risk of forfeiture. On November 11, 2009, Messrs. Delucca, Heintzelman and McCarley were each granted restricted stock awards for 36,667 shares which vest in two equal installments on November 11, 2010 and November 11, 2011. The grant date fair market value of the restricted stock was $1.50 per share, or $55,000 for the total award value.
(2)	As of December 31, 2009, Mr. Delucca held (a) outstanding unvested awards of restricted stock units for 61,667 shares of common stock and (b) outstanding vested options to purchase 3,334 shares of common stock.
(3)	As of December 31, 2009, Mr. Heintzelman held outstanding unvested awards of restricted stock units for 61,667 shares of common stock.
(4)	As of December 31, 2009, Mr. McCarley held (a) outstanding unvested awards of restricted stock units for 61,667 shares of common stock which were vested effective December 31, 2009 by our board of directors upon Mr. McCarley’s resignation as a director as of that date and (b) outstanding vested options to purchase 3,334 shares of common stock.

Non-employee directors of ITC^DeltaCom, Inc. who are not members of or affiliated with the WCAS securityholders or with TCP, whom we refer to for purposes of this policy as “qualifying independent directors,” receive cash fees for their service on the board of directors and on committees of the board. All such qualifying independent directors are eligible to receive equity-based fees under the ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan, which we refer to as the “stock incentive plan,” for their board and committee service. Of our current directors, Messrs. DeLucca and Heintzelman are eligible to receive such fees. Mr. McCarley resigned from our board of directors effective as of December 31, 2009.

Beginning on January 1, 2008, qualifying independent directors receive annual fees of $75,000 and the chairman of each of the audit committee, the compensation committee and, so long as the chairman is a qualifying independent director, the governance committee receives an additional annual fee of $10,000. All such fees are paid in cash.

Each qualifying independent director also receives an annual award under the stock incentive plan of restricted stock units with a grant date fair value of up to $55,000. Each award of restricted stock units vests ratably over a term of approximately two years. In accordance with this policy, each qualifying independent director received an award of restricted stock units for 36,667 shares of common stock in November 2009 for his board service in 2009. Previously, each qualifying independent director received an award of restricted stock units for 50,000 shares of common stock in November 2008 for his board service in 2008. The award for 2008 board service had a grant date fair value of less than the historical target of $55,000. At the time, due in part to the volatility of the price of our common stock, the board of directors determined that it would evaluate the value of this award during 2009 and, if it deemed such action to be appropriate, make an additional cash or equity payment in an amount necessary to ensure that the total annual award to each qualifying independent director for 2008 board service would approximate a value of $55,000. In November 2009, the board determined that no additional cash or equity payment would be made as the value at that time of each 2008 award exceeded $55,000.

Directors who are employees of ITC^DeltaCom or who are affiliated with the WCAS securityholders or TCP receive no fees for their service on the board of directors or committees of the board. All directors are entitled to reimbursement for their reasonable out-of-pocket expenditures incurred in connection with their board or committee service.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee during 2009 is or has been an officer or employee of ITC^DeltaCom or any subsidiary of ITC^DeltaCom and no member of the compensation committee is an executive officer of another entity on whose board of directors an ITC^DeltaCom executive officer serves. For a description of transactions in 2008 and 2009 between ITC^DeltaCom and entities with which committee member Michael E. Leitner is affiliated, see “Transactions With Related Persons and Approval Policies.”

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed with ITC^DeltaCom’s management the Compensation Discussion and Analysis set forth below and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2009.

Respectfully submitted,

Compensation Committee

Sanjay Swani

Clyde A. Heintzelman

Michael E. Leitner

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to provide material information about our compensation philosophy, objectives, programs and policies and to explain to our stockholders how we arrived at the levels and forms of compensation that was earned by or paid to the executive officers identified in the Summary Compensation Table under “Executive Compensation” for their service in 2009.

Compensation Principles and Policies

We have designed our senior executive compensation program primarily to:

•	motivate our existing executive leadership to enhance stockholder value by fostering strong operating results;

•	reward superior short-term and long-term performance;

•	align the interests of our senior executives with the interests of our stockholders;

•	avoid the loss of our senior executives to competitors and other employment opportunities; and

•	attract high-quality executive candidates in accordance with the company’s needs.

The compensation committee of our board of directors applies these principles in determining the amount and forms of compensation paid to our senior executives, including each of the named executive officers, or “NEOs,” identified in the Summary Compensation Table under “Executive Compensation” following this Compensation Discussion and Analysis.

Each of the named executive officers, together with the other members of our senior management team, is critically important to our efforts to create value for our stockholders by promoting and sustaining improved operating performance. Our named executive officers for 2009 are Randall E. Curran, our Chief Executive Officer; Richard E. Fish, Jr., our Chief Financial Officer; J. Thomas Mullis, our Senior Vice President-Legal and Regulatory; and Sara L. Plunkett, our Senior Vice President-Finance.

A fundamental objective of our compensation program is to motivate our senior executives to enhance stockholder value by improving our financial condition and operating results. In early 2005, we sought to promote this objective in part by incorporating significant equity-based compensation elements into the employment agreements we signed with Mr. Curran and Mr. Fish at that time to induce them to accept employment and manage our recapitalization, the final stage of which we completed in 2007, and to formulate and implement other strategies to enhance our operating results. These negotiated arrangements, which were approved by the compensation committee, constitute a part of our compensation program for Messrs. Curran and Fish and distinguish the form and amount of the compensation we pay these executives from the compensation we pay our other two named executive officers.

Competitive Market Information

In making compensation decisions, the compensation committee considers, among other factors, the form and amount of compensation paid to senior executives at other telecommunications companies. The committee in recent years has engaged Towers Perrin, a human resource services consulting firm that specializes in executive compensation consulting support, to provide the committee with an analysis of executive compensation trends within the telecommunications industry. The last market compensation trend analysis was conducted in 2008. Beginning in 2010, and not less frequently than every other year thereafter, the committee plans to re-evaluate the competitive compensation landscape as it affects the company’s named executive officers and other senior executives.

In 2009, the committee engaged its consultant to update the compensation analysis from 2008 for consideration in fixing the compensation of our CEO for 2009. Employing a methodology similar to that used in 2008, the consultant provided the committee with its analysis based on data relating to telecommunications companies which the consultant and the committee considered comparable to ITC^DeltaCom in size and general operating characteristics based on their annual revenue. The data were derived from an analysis of publicly available information relating to the following ten companies:

Abovenet, Inc. Alaska Communications Systems Group, Inc. Cbeyond, Inc. Consolidated Communications Holdings, Inc. General Communication, Inc.	Knology, Inc. NTELOS Holdings Corp. RCN Corp. Savvis, Inc. Vonage Holdings Corp.

The compensation committee determined that these companies were appropriate for comparative purposes as they generally reported annual revenue in the range of one-half to two times ITC^DeltaCom’s annual revenue of approximately $500 million for 2008 and generally operate in the services sector of the telecommunications industry that includes competitive local exchange carriers and regional local exchange carriers. Based on these criteria, three companies were added to the 2008 list of comparable companies (Abovenet, Inc., Savvis Inc. and Vonage Holdings Corp.) and four companies were removed from that list (Fairpoint Communications, Inc., PAETEC Holding Corp., XO Holdings, Inc. and tw telecom inc.).

The compensation committee generally considers competitive market information as one factor in evaluating levels of annual CEO and other NEO compensation, which at our company principally consists of base salaries, annual cash bonuses and long-term equity awards. Although the committee generally reviews most closely the market data for annual cash compensation that falls between the 50th and 75th percentiles as represented by survey information, the committee does not specifically “benchmark” or target payment of compensation within this range. Instead, each named executive officer’s actual compensation is determined taking into consideration the competitive data along with the other factors and considerations described in this Compensation Discussion and Analysis. Although the committee considered data relating to the companies included in the survey information and was aware of the general characteristics of the companies, the committee did not consider data with respect to any individual company, but rather focused on the aggregated compensation information presented in the survey.

Compensation Elements

The compensation program for our named executive officers has three primary elements:

•	annual compensation, which consists of base salaries and executive benefits;

•	incentive compensation payable in the form of annual cash bonuses; and

•	incentive compensation payable in the form of long-term equity awards.

Other than our 401(k) plan, which is generally available to all of our employees, we do not provide pension or other retirement compensation programs for our named executive officers.

In negotiating and structuring the compensation packages of Messrs. Curran and Fish in early 2005, the compensation committee sought to ensure that a significant portion of each executive’s total compensation opportunity would be performance-based, reflecting both upside potential and downside risk. The performance elements are incorporated into the performance-based vesting provisions of a portion of the equity awards that we granted to Messrs. Curran and Fish upon the commencement of their employment with ITC^DeltaCom and that are described below.

Annual Compensation

Base salaries and executive benefits are intended to afford our executives some degree of compensation certainty by providing them with a reasonable amount of compensation for their services which is not dependent on future performance. Annual cash bonuses (if any), equity compensation grants, 401(k) plan contributions and some general employee benefits are determined with reference to annual base pay.

Base Salaries. The compensation committee establishes the base salaries of our named executive officers by evaluating the responsibilities of the position, the executive’s performance over the prior year and Mr. Curran’s recommendations concerning the compensation of the other executives. In setting 2009 base salaries for the NEOs, the committee took into consideration the performance of the CEO and the other named executive officers for 2008 in relation to the company’s budget objectives and the corporate performance objectives that were defined by reference to ITC^DeltaCom’s strategic plan, some of which are discussed below under “Incentive Compensation—Annual Cash Bonuses.” The committee also considered the expected contribution of the NEOs to the achievement of corporate performance objectives for 2009, which emphasized a continued annual increase in stockholder value based on growth in revenue, “adjusted EBITDA” and “gross unlevered cash flow,” which were defined in the same manner as for purposes of the 2009 cash bonus plan discussed below. The individual and corporate performance factors affecting base salary levels are not assigned specific weights, but are subject to adjustment by the compensation committee in its discretion as part of the annual evaluation. In addition, in fixing our CEO’s base salary for 2009, the committee, with the assistance of its compensation consultant, evaluated the competitiveness of the base salary paid to our CEO in relation to the base salaries paid to the CEOs of the ten companies in the market group identified above.

In February 2009, the compensation committee approved an increase in Mr. Curran’s annual base salary by $17,199, or 3%, over the annual base salary rate for 2008. The committee also approved annual base salary increases of $11,179 for Mr. Fish, $7,500 for Mr. Mullis, and $6,614 for Ms. Plunkett, each of which represented a 3% increase over the prior year’s annual base salary rate. The committee determined that a 3% increase in base salary rate was appropriate based on its review of the market survey data for similarly situated executives discussed above.

In August 2009, the compensation committee approved a conditional increase in Mr. Curran’s base salary rate by 10%, from $590,499 to $649,549, from the base salary rate fixed earlier in the year. The additional increase was approved to be effective at such date in February, 2010 as the committee acted on its next annual review of NEO base salaries, but only if we achieved at least 98% of the adjusted EBITDA objective for our 2009 annual cash bonus plan described below. The committee approved the increase to provide an additional performance incentive for the executive officer with the most significant role in determining our company’s financial results. As a result of our achievement of at least 98% of our adjusted EBITDA objective for 2009, Mr. Curran’s annual base salary rate was increased to the approved level in February 2010.

Executive Benefits. We provide our named executive officers with limited executive benefits that are not generally available to more junior employees. For 2009, the value of these benefits for all of the named executive officers totaled $208,197. The benefits are considered part of the total compensation package and are evaluated in this light as part of the compensation committee’s review of each executive’s annual total compensation. For information about these benefits, see the 2009 Supplemental All Other Compensation Table and related footnotes under “Executive Compensation” following this Compensation Discussion and Analysis.

Executive benefits for 2009 included an automobile allowance, which is generally available to other senior officers and some other employees, and estate and financial planning services generally offered to all senior officers. In addition, in 2009, we decided to terminate an agreement between the company and Mr. Mullis that provided Mr. Mullis with a split dollar life insurance policy benefit. This decision was part of a determination made by the company in 2009 to terminate all legacy benefits providing split dollar life insurance policies for several executives, including Mr. Mullis. As a result, we elected to distribute the cash value of the policies to Mr. Mullis and all other participating executives. The distribution also included reimbursement for federal and state income tax payments related to payment of the life insurance benefit. The company’s tax payment on behalf of Mr. Mullis and the other executives was made in consideration for their agreement to terminate this benefit.

Incentive Compensation—Annual Cash Bonuses

Our compensation philosophy is based, in part, on the conclusion that annual bonuses motivate executives by providing tangible benefits related to the achievement of specific, shorter-term company goals that will lead to enhanced operating performance. Accordingly, we pay annual cash bonuses to our named executive officers based primarily on corporate performance, as measured by reference to factors that reflect objective performance criteria over which management generally has the ability to exert some degree of control.

We offer an annual cash bonus plan under which the named executive officers, as well as other senior executives, generally are entitled to receive a cash bonus in an amount up to a specified maximum percentage of the executive’s annual base salary rate, which we refer to as the “bonus opportunity,” subject to our achievement of tiered financial performance goals. If we achieve the financial performance goals at the highest tier, the executive will be entitled to receive a cash bonus that is equal to the executive’s bonus opportunity. If we achieve the financial performance goals at a lower tier, the percentage of the bonus opportunity which the executive will be entitled to receive as a cash bonus will be reduced to the percentage attributed to that tier.

In February 2009, the compensation committee initially fixed the bonus opportunities for 2009 for Messrs. Curran and Fish at 100% of their respective annual base salary rates as of February 2009, which is the minimum level required by their employment agreements, and for each of Mr. Mullis and Mr. Plunkett at 60% of their respective annual base salary rates as of February 2009. The committee set a 60% bonus opportunity for each of Mr. Mullis and Ms. Plunkett based primarily on consideration of salaries and bonuses paid to other officers within the company and competitive market compensation indicators. The financial performance tiers were based on the committee’s decision to continue with a tiered structure consistent with a practice which it believed had worked well in the past. In August 2009, as an additional bonus incentive, the committee approved an increase in Mr. Curran’s bonus opportunity from 100% to 120% of his adjusted annual base salary rate. This increase was effective for performance beginning with 2009 and was first used to calculate bonus payments in February 2010.

The payment of annual bonuses under the plan for 2009 was based on our attainment of specified levels of “adjusted EBITDA,” subject to upward or downward adjustment based on our achievement of “gross unlevered cash flow” and total revenue targets. Adjusted EBITDA and gross unlevered cash flow are not financial measures prepared under generally accepted accounting principles. For purposes of the 2009 bonus plan, the compensation committee defined “adjusted EBITDA” to mean total revenue less cost of sales and sales, general and administrative expenses, excluding the expense impact of the 2009 bonus accrual, non-cash stock compensation expense, restructuring expense, any extraordinary and non-recurring items, and interest, income tax, depreciation and amortization expense. Adjusted EBITDA as defined for these purposes is not the same as the adjusted

EBITDA measure we report in our earnings releases and in our other public disclosures. “Gross unlevered cash flow” was defined in the 2009 bonus plan to mean adjusted EBITDA for plan purposes less capital expenditures, including capital expenditures associated with the network upgrade initiative we began in 2008.

Under the 2009 bonus plan, payment of the minimum cash bonus, or 25% of the bonus opportunity, required achievement of at least $83.754 million in adjusted EBITDA for 2009. If adjusted EBITDA for 2009 was at least $85.024 million, bonus awards would increase by an additional 25% of the bonus opportunity. To the extent that adjusted EBITDA for 2009 exceeded $85.024 million, bonus awards would increase proportionately up to 100% of the bonus opportunity. Payment of 100% of the bonus opportunity required achievement of $88.049 million in adjusted EBITDA. In each case, these percentages of bonus opportunity the executive was eligible to achieve, which we refer to as “bonus achievement percentages,” were then subject to adjustment based on 2009 levels of gross unlevered cash flow and total revenue.

The foregoing bonus achievement percentages were subject to downward adjustment if we did not achieve gross unlevered cash flow for 2009 of at least $35 million. If gross unlevered cash flow for 2009 was less than $35 million, the bonus achievement percentages would be reduced by the percentage shortfall from $35 million represented by such gross unlevered cash flow.

The bonus achievement percentages were further subject to upward or downward adjustment based on the amount of total revenue we achieved for 2009 in relation to a budgeted total revenue target range of $477 million to $482 million. If actual total revenue was greater than $482 million, the bonus achievement percentage would be increased by 0.5% for each $1 million by which actual total revenue exceeded $482 million. If actual total revenue was less than $477 million, the bonus achievement percentage would be reduced by 0.5% for each $1 million by which total revenue fell below $477 million.

For 2009, we achieved over $88.0 million in adjusted EBITDA, over $35.0 million in gross unlevered cash flow and approximately $469.3 million in total revenue. Based on those results, in accordance with the terms of the 2009 bonus plan, the compensation committee approved the payment of cash bonuses for 2009 equal to 92% of each named executive officer’s bonus opportunity. Accordingly, in February 2010, we paid cash bonuses under the 2010 plan of $651,911 to Mr. Curran, $353,119 to Mr. Fish, $142,140 to Mr. Mullis and $125,356 to Ms. Plunkett.

Incentive Compensation—Long-Term Equity Awards

The portion of NEO compensation consisting of equity-based compensation is designed to reward longer-term performance, promote executive retention and align the interests of our executives with the interests of our stockholders. All of these goals are intended to support the creation of long-term stockholder value. Consistent with the emphasis on long-term incentives, all of our equity awards to the named executive officers are subject to vesting restrictions, so they are not immediately payable and are at risk of forfeiture based upon the executive’s continued service with us or, in the case of some of the awards made to Messrs. Curran and Fish, achievement of corporate performance objectives.

The compensation committee believes that, in view of industry conditions affecting competitive communications carriers, our company’s capital structure, and other factors such as recent adverse economic conditions that have negatively affected prospects for meaningful and sustained appreciation in our stock price, stock options are generally not as effective as restricted stock units in providing performance incentives for our executives. Market analysis of our industry also confirms that restricted stock units are commonly used to provide long-term incentives and promote retention of executive talent. Accordingly, in recent years, stock options, which reward the holder only if the stock price increases, largely have been supplanted by restricted stock unit awards as our preferred form of executive long-term equity compensation. Our named executive officers did not receive any stock option awards in fiscal 2007 or 2008 or, except for Mr. Curran, in 2009. The compensation committee has determined that, because the value of restricted stock units to the holder is affected by both increases and decreases in stock price, this type of equity compensation can provide an effective incentive for a multi-year focus on financial and operational performance. To accomplish this objective, vesting of restricted stock units generally occurs ratably over a term of three years based on continued service and, in the case of some of the awards made to Messrs. Curran and Fish, is subject to achievement of corporate performance objectives.

We structured the 2005 long-term equity grants to Messrs. Curran and Fish to incorporate both time-based and performance-based vesting requirements. When we retained Messrs. Curran and Fish in early 2005, we agreed, pursuant to their employment agreements, to grant each officer awards of a specified percentage of each class or series of our equity securities that were outstanding immediately following the completion of an initial restructuring of our capital structure upon terms approved by the board of directors. We completed this initial restructuring in transactions that were consummated in March and July 2005. Accordingly, in December 2005, we granted Messrs. Curran and Fish restricted stock units for a total of 1,723,674 shares of common stock, 12,083 shares of Series A preferred stock and 36,326 shares of Series B preferred stock. We also approved the award of 606,469 Series D warrants to purchase shares of our Series C preferred stock or common stock. Consistent with the terms of each employment agreement, these awards represented approximately 5%, in the case of Mr. Curran, and approximately 1.25%, in the case of Mr. Fish, of each class or series of our equity securities outstanding immediately following the 2005 capital restructuring, calculated on a fully-diluted basis.

Of the awards, 60% of the restricted stock units and warrants awarded to each executive vested ratably over three years. The vesting of the other 40% of the awards was directly linked to the achievement of operational goals and was not subject to potential acceleration. Under the original grants, 20% of the awards would vest, if at all, upon our achievement of EBITDA of at least $90 million during a period of four consecutive fiscal quarters, and 20% of the awards would vest, if at all, upon our achievement of EBITDA of at least $105 million during a period of four consecutive fiscal quarters. For purposes of the agreement, the definition of “EBITDA” is substantially the same as the definition of adjusted EBITDA used for the determination of annual cash bonuses, as described above under “Incentive Compensation—Annual Cash Bonuses.”

On July 31, 2007, we completed refinancing and recapitalization transactions described in our contemporaneous public filings. One effect of our recapitalization was to eliminate each series of our previously authorized preferred stock and substantially all related stock warrants, including the Series D warrants described above. To adjust the original awards to Messrs. Curran and Fish for the recapitalization transactions, our board of directors, upon the recommendation of the compensation committee, approved the conversion of those awards into restricted stock units for a total of 1,086,326 shares of common stock for Mr. Curran and restricted stock units for a total of 271,581 shares of common stock for Mr. Fish.

On December 21, 2007, upon the recommendation of the compensation committee, the board of directors approved amendments to outstanding restricted stock unit awards for Messrs. Curran and Fish. Under the amendments, each officer agreed to defer, until March 31, 2010, the issuance and delivery to him of 1,479,159 and 369,790 shares of common stock, respectively, under restricted stock unit awards subject to time-based vesting that otherwise would have been issued and delivered to the executives on March 31, 2008. In partial consideration for the two-year extension of the share delivery date, the directors approved additional amendments to the awards that provided for the vesting, as of December 31, 2007, of the awards that were originally to be vested, if at all, upon our achievement of EBITDA of at least $90 million. Accordingly, on December 31, 2007, Mr. Curran and Mr. Fish became entitled to receive 493,053 and 123,263 shares of common stock, respectively, under these awards. The vesting of the awards, however, was conditioned upon the deferral of the issuance and delivery of such shares of common stock until March 31, 2010. The other performance-based awards held by Mr. Curran and Mr. Fish remain subject to vesting upon our achievement of EBITDA of at least $105 million.

In early 2009, based on the achievement of financial and operational goals for 2008 and based in part on the committee’s review of the compensation market data provided by its compensation consultant in 2008, the compensation committee approved grants of restricted stock units to Mr. Fish for 103,431 shares, to Mr. Mullis for 66,127 shares and to Ms. Plunkett for 58,319 shares. The restricted stock units vest in three equal annual installments beginning on the first anniversary of the grant date subject to the executive’s continued service with us. The committee’s decision to approve the grants was based in part on its consideration of the survey data discussed above indicating that officers in positions comparable to those of our named executive officers commonly receive on an annual basis long-term incentive awards consisting of either stock options or restricted stock as part of their total target compensation. The committee decided to postpone an equity award to Mr. Curran in light of adverse conditions in the general economy and the credit and capital markets. Those conditions had resulted in a significant decline in the market price of our company’s common stock, which negatively affected our ability to make meaningful equity awards to Mr. Curran without substantially reducing the number of shares available for future grants under our equity compensation plan. For similar reasons, the committee recommended that the equity award for Mr. Fish should not exceed his award for 2008. The compensation committee currently anticipates that it will make annual grants of restricted stock units to the named executive officers, as well as other senior executives of our company, in future fiscal periods.

In August 2009, the compensation committee granted a stock option award to Mr. Curran under our stock incentive plan to purchase a total of 2,000,000 shares of common stock at a purchase price of $1.25 per share, which was the closing sale price of our common stock on the OTC Bulletin Board on the grant date. The committee considered that its approval of a four-year vesting period for all of the options and performance-based vesting requirements for 80% of the award would encourage an appropriate focus by our CEO on enhancing multi-year operating results. Under Mr. Curran’s award, options to purchase 1,600,000 shares of common stock will vest up to 25% following each of calendar years 2009 through 2012 based on achievement of the performance objectives specified for that calendar year by the terms of the grant. Any portions of the options that do not vest following any calendar year due to a failure by us to achieve the performance objectives specified for that calendar year will vest following a subsequent calendar year in which the performance objective is achieved. Otherwise, in any event, if Mr. Curran continues in employment with us, the options will vest on the six-year anniversary of the grant date with respect to any share for which the options have not previously vested. The remaining options to purchase 400,000 shares of common stock will vest ratably over four years on the related anniversaries of the grant date. Unvested options will be forfeited upon any termination of Mr. Curran’s employment and will vest in some instances following a corporate transaction, as defined by the plan, involving our company.

See the 2009 Grants of Plan-Based Awards Table and the 2009 Outstanding Equity Awards at Fiscal Year-End Table and related footnotes and “Termination and Other Payments,” each under “Executive Compensation” following this Compensation Discussion and Analysis, for additional information about our long-term equity awards.

Timing of Equity Awards

The grant date of equity awards for our executive officers is either the date of the compensation committee meeting at which the award determinations are made or a specified date after the committee approval date. We could, however, grant equity awards to executive officers and other employees while material developments have not been disclosed if the compensation committee were to determine that doing so would be in the best interests of our stockholders. The compensation committee could, for example, grant awards in advance of announcing an acquisition or other corporate transaction, as a retention tool or to provide an incentive to accomplish the transaction. The exercise price of stock options issuable under our stock incentive plan is the closing price of our common stock as reported on the OTC Bulletin Board on the grant date.

Deferred Compensation Arrangements

As noted above, Messrs. Curran and Fish elected to defer payment of the common stock subject to their 2005 restricted stock unit awards until March 31, 2010 with respect to the 60% of the awards that were subject to time-based vesting and the 20% of the awards that vested on December 31, 2007. The common stock subject to those awards was delivered on March 31, 2010. The executives further deferred payment of the remaining performance-based incentive awards that vest, if at all, after December 31, 2007 generally until the first anniversary of the vesting date of such performance-vesting awards. For additional information about these arrangements, see the 2009 Nonqualified Deferred Compensation Table and related footnotes under “Executive Compensation” following this Compensation Discussion and Analysis.

Termination Payments

Under their employment agreements, Messrs. Curran, Fish and Mullis are entitled to receive payments from us in specified circumstances upon their termination of employment with our company. These provisions were negotiated with each executive in connection with our retention of the executive’s services and were determined based on arms-length negotiations and the business judgment of the compensation committee and the board of directors. See “Executive Compensation—Termination and Other Payments” for a description of the circumstances that would trigger such payments and the estimated amounts that would be payable by us to each such named executive officer if the triggering event took place on December 31, 2009.

Accounting Considerations

The effects that some types of equity awards have on our financial statements have affected the types of equity incentives we award. Effective on January 1, 2006, the first day of our 2006 fiscal year, we adopted the fair value recognition provisions of ASC Topic 718 (formerly SFAS 123R, “Share-Based Payments”), using the modified prospective transition method. Under this transition method, stock-based compensation costs recognized in the income statement include (1) compensation costs for all unvested stock-based awards that were granted before January 1, 2006 based on the grant date fair value estimated in accordance with the original provisions of ASC Topic 718 and (2) compensation expense for all share-based payments granted on or after January 1, 2006 based on the grant date fair value estimated in accordance with the provisions of ASC Topic 718. In structuring equity-based awards, the compensation committee has considered, and we anticipate will continue to consider, along with other factors, the accounting impact of granting such awards after the adoption of ASC Topic 718.

EXECUTIVE COMPENSATION

The following table presents information for our last three fiscal years about compensation paid to, or accrued on behalf of, our Chief Executive Officer, our Chief Financial Officer and our other two named executive officers who were serving with us on December 31, 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Stock Awards($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Randall E. Curran	2009	588,514	—	1,600,000	651,911	35,742	2,876,167
Chief Executive Officer	2008	570,756	991,872	—	553,235	79,950	2,195,813
	2007	548,221	—	—	551,250	121,185	1,220,656

Richard E. Fish, Jr.	2009	382,535	65,162	—	353,119	16,960	817,776
Executive Vice President and Chief Financial Officer	2008	370,992	351,665	—	359,603	25,826	1,108,086
	2007	356,334	—		358,313	37,230	751,877

J. Thomas Mullis	2009	256,635	41,660	—	142,140	139,314	579,749
Senior Vice President- Legal and Regulatory	2008	246,596	139,828	—	144,750	19,825	550,999
	2007	219,288	—	—	132,300	31,798	383,386

Sara L. Plunkett	2009	226,331	36,740	—	125,356	16,181	404,608
Senior Vice President- Finance	2008	219,502	134,443	—	127,658	15,385	496,988
	2007	212,000	48,000	—	127,200	17,446	404,646

(1)	Represents the aggregate grant date fair value of the restricted stock units granted to the named executive officers determined pursuant to ASC Topic 718 without any reduction for risk of forfeiture. On February 11, 2009, Messrs. Fish and Mullis and Ms. Plunkett were awarded stock units with a grant date fair market value of $0.63 per share. On March 26, 2008, Messrs. Curran, Fish and Mullis and Ms. Plunkett were awarded stock units with a grant date fair market value of $3.40 per share. On February 6, 2007, Ms. Plunkett was awarded stock units with a grant date fair market value of $2.40 per share. The assumptions we used in calculating grant date fair value of stock awards are set forth in Note 9 to Notes to Consolidated Financial Statements in our 2009 Form 10-K.
(2)	Represents the aggregate grant date fair value of stock option awards as computed using a Black-Scholes model pursuant to ASC Topic 718 without any reduction for risk of forfeiture. The amount shown for Mr. Curran for 2009 reflects the award on August 11, 2009 of options to purchase 1,600,000 shares of common stock that vest up to 25% following each of calendar years 2009 through 2012 based on achievement of the performance objectives specified for that calendar year by the terms of the grant, as described in the Compensation Discussion and Analysis section of this proxy statement. The grant date fair value of these options was $0.80 per share, or an aggregate of $1,280,000. The amount shown for Mr. Curran for 2009 also reflects the award on August 11, 2009 of options to purchase 400,000 shares that vest ratably over four years on the related anniversaries of the grant date. The grant date fair value of these options was $0.80 per share, or an aggregate of $320,000. The assumptions we used in calculating grant date fair value of option awards are set forth in Note 9 to Notes to Consolidated Financial Statements in our 2009 Form 10-K.
(3)	Represents the amounts earned under our annual cash bonus plan in the year indicated. For additional information about the 2009 awards, see the Compensation Discussion and Analysis section of this proxy statement and the 2009 Grants of Plan-Based Awards Table below.
(4)	Additional information about the amounts set forth in the “All Other Compensation” column for 2009 appears in the 2009 Supplemental All Other Compensation Table below.

The following table presents information concerning perquisites and other personal benefits and all other compensation items paid to or earned by the named executive officers for 2009.

2009 Supplemental All Other Compensation Table

Name	Perquisites and Other Personal Benefits($)(1)	Tax Reimbursements($)(2)	Contributions to 401(k) Plan($)(3)	Life Insurance Premiums($)(4)	Other Compensation($)
Randall E. Curran	27,054	1,415	4,900	2,373	—
Richard E. Fish, Jr.	11,469	—	4,900	591	—
J. Thomas Mullis	8,469	46,953	—	6,299	77,593	(5)
Sara L. Plunkett	8,569	—	4,900	2,712	—

(1)	Reflects the total incremental cost to us of providing personal benefits to the named executive officers for 2009. The amounts shown include $23,469 in automobile allowance and $3,585 for estate and financial planning services for Mr. Curran, $8,569 in automobile allowance and $100 for a health reward for Ms. Plunkett, and automobile allowance in the amounts shown for the other two named executive officers.
(2)	Represents reimbursements for taxes due on income imputed to the named executive officer (as required by the Internal Revenue Code) with respect to our payment, on the officer’s behalf, of withholding payments with respect to our payment for estate and financial planning services for Mr. Curran and with respect to distribution of the net surrender value of a split-dollar life insurance policy to Mr. Mullis.
(3)	Represents company contributions to our 401(k) retirement savings plan.
(4)	Represents term life insurance premiums.
(5)	Represents distribution of the net surrender value of a split-dollar life insurance policy.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, we have entered into employment agreements with each of Mr. Curran, Mr. Fish and Mr. Mullis.

Employment Agreements With Messrs. Curran and Fish. On March 28, 2005, the board of directors approved employment agreements with Messrs. Curran and Fish. Each agreement is dated as of the effective date of the executive’s employment with us, which was February 3, 2005 for Mr. Curran and February 21, 2005 for Mr. Fish. Each employment agreement was amended as of December 20, 2005.

Each agreement had an initial term of two years, which was and will be automatically extended for successive one-year periods unless ITC^DeltaCom or the executive provides notice of non-renewal at least one year prior to the next scheduled renewal date, unless the executive is otherwise terminated by us, or unless the executive resigns from his employment.

Under the respective agreements, Mr. Curran is entitled to an initial base salary payable at an annual rate of $500,000 and Mr. Fish is entitled to an initial base salary payable at an annual rate of $325,000. These base salaries are subject to increase in accordance with our normal business practices and, if increased, may not subsequently be reduced unless there is a proportionate reduction of the salaries of all other senior executives. Each executive is eligible to earn an annual cash bonus (non-equity incentive plan compensation) for 2009 and subsequent years of up to 100% of his annual base salary then in effect, based upon the achievement of performance goals determined by the board of directors or compensation committee. In the discretion of the compensation committee, each executive also may receive an additional annual cash bonus in an amount not to exceed 25% of the executive’s annual base salary then in effect. Each executive also is entitled to reimbursement for reasonable out-of-pocket business expenses and, upon relocation, if any, of his principal residence, to reimbursement for reasonable relocation expenses not to exceed $250,000, before any tax gross-up. All reimbursed expenses that are subject to income tax will be grossed up so that the state and federal tax effect to the executive is zero.

Each employment agreement provides that the executive will be entitled to participate in any offerings by us of our equity securities in capital-raising transactions that are exempt from registration under the Securities Act of 1933 on substantially the same terms as other offering participants.

For a discussion of the severance provisions of these agreements, see “Termination and Other Payments” below.

Employment Agreement With J. Thomas Mullis. We entered into our employment agreement with Mr. Mullis as of August 13, 2004. The agreement with Mr. Mullis has an indefinite term, which will continue until his employment terminates because Mr. Mullis dies or becomes disabled, is terminated by us, or resigns from his employment. Under the agreement, Mr. Mullis is entitled to receive a base salary in an amount which is not less than $184,000, which was his base salary immediately before the date of effectiveness of the agreement. The agreement further provides that, in addition to Mr. Mullis’s annual base salary, Mr. Mullis may earn an annual bonus in cash and stock-based incentives in an amount to be established from time to time by us. Mr. Mullis’s base salary and annual bonus may be reduced, but not by more than a total of 10% during Mr. Mullis’s term of employment, as a result of a general reduction of the compensation of our senior management in connection with a financial restructuring or other company-wide plan to reduce materially our costs of operations or improve materially our financial condition.

For a discussion of the severance provisions of this agreement, see “Termination and Other Payments” below.

Grants of Plan-Based Awards

The following table presents information about the cash and equity incentive compensation awarded to the named executive officers for or in 2009.

2009 Grants of Plan-Based Awards Table

Name	Grant Date	Action Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options(#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)
Randall E. Curran	(1)	—		177,150	708,599	(1)	—	—	—	—	—	—	—
	8/11/09	8/5/09	(6)	—	—	—	—	1,600,000	—	—	—	1.25	1,280,000
	8/11/09	8/5/09	(6)	—	—	—	—	—	—	—	400,000	1.25	320,000
Richard E. Fish, Jr.	(1)	—		95,956	383,825	(1)	—	—	—	—	—	—	—
	2/11/09	2/11/09		—	—	—	—	—	—	103,431	—	—	65,162
J. Thomas Mullis	(1)	—		38,625	154,500	(1)	—	—	—	—	—	—	—
	2/11/09	2/11/09		—	—	—	—	—	—	66,127	—	—	41,660
Sara L. Plunkett	(1)	—		34,064	136,256	(1)	—	—	—	—	—	—	—
	2/11/09	2/11/09		—	—	—	—	—	—	58,319	—	—	36,740

(1)	Represents possible cash payouts under our annual bonus plan with respect to 2009. The actual amounts paid to each named executive officer are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. As described in the Compensation Discussion and Analysis section of this proxy statement, payouts under the annual cash bonus plan may exceed the target based upon our total revenue for the applicable year. The plan does not impose a maximum limit on payouts.
(2)	Represents award of stock options to purchase 1,600,000 shares of common stock under our stock incentive plan that vest up to 25% following each of calendar years 2009 through 2012 based on achievement of the performance objectives specified for that calendar year by the terms of the grant, as described in the Compensation Discussion and Analysis section of this proxy statement. Of this award, options to purchase 400,000 shares vested in February 2010 upon certification of achievement of the 2009 performance objective.
(3)	Represents awards of restricted stock units under our stock incentive plan that vest in three equal annual installments beginning on February 11, 2010.
(4)	Represents award of stock options under our stock incentive plan. The options vest ratably over four years on the related anniversaries of the grant date beginning on August 11, 2010.
(5)	Represents the aggregate grant date fair value of the awards calculated pursuant to ASC Topic 718. The assumptions we used in calculating this amount are set forth in Note 9 to Notes to Consolidated Financial Statements in our 2009 Form 10-K.
(6)	On August 5, 2009, the compensation committee approved the stock option grants effective on the second business day following ITC^DeltaCom’s release of its of financial results for the quarter ended June 30, 2009, which was August 11, 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information about equity awards that were outstanding and held by the named executive officers as of December 31, 2009. The market value of the equity awards is determined by multiplying the closing price of the common stock as reported on the OTC Bulletin Board on December 31, 2009, which was $1.85 per share, by the number of shares of common stock subject to the awards.

2009 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Randall E. Curran	—	400,000	(1)	1,600,000	(2)	1.25	8/11/19	194,485	(3)	359,797	493,053	(4)	912,148
Richard E. Fish, Jr.	—	—		—		—	—	172,385	(5)	318,912	123,263	(4)	228,037
J. Thomas Mullis	—	—		—		—	—	93,544	(6)	173,057	—		—
Sara L. Plunkett	4,445	—		—		15.84	11/20/12	91,347	(7)	168,992	—		—
	6,667	—		—		7.80	11/20/12	—		—	—		—

(1)	Represents stock options awarded on August 11, 2009 for the number of shares shown. The options vest ratably over four years on the related anniversaries of the grant date beginning August 11, 2010.
(2)	Represents the stock options awarded on August 11, 2009 subject to performance-based vesting that may vest up to 400,000 options per year following each of calendar years 2009 through 2012. Any portions of the options that do not vest following any calendar year due to failure to achieve the performance objectives specified for that calendar year will vest following a subsequent calendar year in which the performance objective is achieved. Otherwise, in any event, if Mr. Curran continues in our employ, the options will vest on August 11, 2015 with respect to any shares for which the options have not previously vested. Upon certification of achievement of the 2009 performance objective in February 2010, options to purchase 400,000 shares vested.
(3)	Represents restricted stock units awarded on March 26, 2008 for the number of shares of common stock shown. The restricted stock units vest in three equal installments on March 12, 2009, March 12, 2010 and March 12, 2011.
(4)	Represents the shares underlying the restricted stock units granted in May 2005 and held by the NEO as of December 31, 2009 that are subject to performance-based vesting. These units will vest, if at all, upon our achievement of a target of at least $105 million of adjusted EBITDA, or earnings before interest, taxes, depreciation, amortization and other specified items, during a period of four consecutive fiscal quarters.
(5)	Of the awards shown, restricted stock units for 68,954 shares awarded on March 26, 2008 vest in two equal installments on March 12, 2010 and March 12, 2011 and restricted stock units for 103,431 shares awarded on February 11, 2009 vest in three equal installments on February 11, 2010, February 11, 2011 and February 11, 2012.
(6)	Of the awards shown, restricted stock units for 27,417 shares awarded on March 26, 2008 vest in two equal installments on March 12, 2010 and March 12, 2011 and restricted stock units for 66,127 shares awarded on February 11, 2009 vest in three equal installments on February 11, 2010, February 11, 2011 and February 11, 2012.
(7)	Of the awards shown, restricted stock units for 6,667 shares awarded on February 6, 2007 vest on February 6, 2010, restricted stock units for 26,361 shares awarded on March 26, 2008 vest in two equal installments on March 12, 2010 and March 12, 2011 and restricted stock units for 58,319 shares awarded on February 11, 2009 vest in three equal installments on February 11, 2010, February 11, 2011 and February 11, 2012.

Option Exercises and Stock Vested

The following table presents information about NEO stock awards that vested in 2009.

2009 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)		Value Realized on Vesting($)(1)
Randall E. Curran	—	—	97,242	(2)	43,759
Richard E. Fish, Jr.	—	—	34,477	(3)	15,515
J. Thomas Mullis	—	—	29,876	(4)	28,404
Sara L. Plunkett	—	—	34,099	(5)	27,117

(1)	The value realized on vesting is determined by multiplying the closing price of the common stock as reported on the OTC Bulletin Board on the vesting date by the number of shares of common stock acquired on vesting.
(2)	Restricted stock units for the number of shares shown vested in 2009. Under the terms of the applicable award agreements, delivery of the shares will occur on the third anniversary of the restricted stock unit grant date, or March 12, 2011. See the 2009 Nonqualified Deferred Compensation Table below for additional information.
(3)	Restricted stock units for the number of shares shown vested in 2009. Under the terms of the applicable award agreements, delivery of the shares will occur on the third anniversary of the restricted stock unit grant date, or March 12, 2011. See the 2009 Nonqualified Deferred Compensation Table below for additional information.
(4)	Restricted stock units for the number of shares shown vested in 2009. Under the terms of the applicable award agreement, delivery of the shares will occur on the third anniversary of the restricted stock unit grant date, or March 12, 2011, for 13,709 of the shares shown. See the 2009 Nonqualified Deferred Compensation Table below for additional information.
(5)	Restricted stock units for the number of shares shown vested in 2009. Under the terms of the applicable award agreements, delivery of the shares occurred on the third anniversary of the restricted stock unit grant date, or February 10, 2010, for 6,667 of the shares shown and will occur on the third anniversary of the restricted stock unit grant date, or March 12, 2011, for 13,181 of the shares shown. See the 2009 Nonqualified Deferred Compensation Table below for additional information.

Nonqualified Deferred Compensation

The following table presents information about compensation deferred by the named executive officers in 2009 and the aggregate balance as of December 31, 2009. The deferrals with respect to Mr. Curran and Mr. Fish relate to (a) their election to defer payment of the common stock subject to their 2005 restricted stock unit awards until March 31, 2010 with respect to the portion of the awards that were subject to time-based vesting and to the portion of the awards that vested on December 31, 2007 and (b) deferral of payment of the common stock subject to restricted stock unit awards until the third anniversary of the grant date under the applicable award agreements. The deferrals with respect to Mr. Mullis and Ms Plunkett relate to the deferral of payment of the common stock subject to restricted stock unit awards until the third anniversary of the grant date under the applicable award agreements. The market price of our common stock on any date was the closing price of the common stock as reported on the OTC Bulletin Board on that date.

2009 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY($)(1)		Registrant Contributions in Last FY($)	Aggregate Earnings in Last FY($)		Aggregate Withdrawals/ Distributions($)		Aggregate Balance at Last FYE($)(2)
Randall E. Curran	43,759	(3)	—	2,798,625	(4)	—		3,828,491	(5)
Richard E. Fish, Jr.	15,515	(6)	—	713,888	(7)	—		975,929	(8)
J. Thomas Mullis	6,169	(9)	—	48,714	(10)	47,105	(11)	25,361	(12)
Sara L. Plunkett	10,265	(13)	—	58,168	(14)	40,757	(15)	49,051	(16)

(1)	Executive contributions in the last fiscal year are calculated by multiplying the number of shares deferred by each executive which were represented by restricted stock units that vested in 2009 by the market price of our common stock on the vesting date. These amounts differ from the 2009 compensation cost of the restricted stock unit awards related to these contribution amounts included in the amounts shown for 2009 in the “Stock Awards” column of the Summary Compensation Table, which is presented in such table as the aggregate grant date fair value of the restricted stock units granted to the named executive officers determined pursuant to ASC Topic 718 without any reduction for risk of forfeiture
(2)	Aggregate balance at the last fiscal year end is calculated by multiplying the total number of shares deferred by each executive which were represented by restricted stock units that had vested as of December 31, 2009 by the market price of our common stock on December 31, 2009. These amounts differ from the 2009 compensation cost of the restricted stock unit awards related to these contribution amounts included in the amounts shown for 2009 in the “Stock Awards” column of the Summary Compensation Table, which is presented in such table as the aggregate grant date fair value of the restricted stock units granted to the named executive officers determined pursuant to ASC Topic 718 without any reduction for risk of forfeiture
(3)	Represents the aggregate value, based on the market price of our common stock on the vesting date, of restricted stock unit awards for 97,242 shares which vested on March 12, 2009 with a value of $0.45 per share. Under the terms of the award agreements, the shares subject to the vested awards will not be delivered until the third anniversary of the grant date.
(4)	Represents the change in value of the deferred common stock. Amount was calculated based on 2,069,454 deferred shares attributable to Mr. Curran as of December 31, 2009 multiplied by the market price of our common stock on December 31, 2009 of $1.85 per share, less the sum of (a) the product of the 1,972,212 deferred shares attributable to Mr. Curran as of December 31, 2008 multiplied by the market price of our common stock of $0.50 per share on December 31, 2008 and (b) the amount in the “Executive Contributions in Last FY” column.
(5)	Represents the aggregate value as calculated by multiplying the 2,069,454 deferred shares attributable to Mr. Curran as of December 31, 2009 by the market price of our common stock on December 31, 2009 of $1.85 per share.
(6)	Represents the aggregate value, based on the market price of our common stock on the vesting date, of restricted stock unit awards for 34,477 shares which vested on March 12, 2009 with a value of $0.45 per share. Under the terms of the award agreements, the shares subject to the vested awards will not be delivered until the third anniversary of the grant date.
(7)	Represents the change in value of the deferred common stock. Amount was calculated based on 527,529 deferred shares attributable to Mr. Fish as of December 31, 2009 multiplied by the market price of our common stock on December 31, 2009 of $1.85 per share, less the sum of (a) the product of the 493,052 deferred shares attributable to Mr. Fish as of December 31, 2008 multiplied by the market price of our common stock of $0.50 per share on December 31, 2008 and (b) the amount in the “Executive Contributions in Last FY” column.
(8)	Represents the aggregate value as calculated by multiplying the 527,529 deferred shares attributable to Mr. Fish as of December 31, 2009 by the market price of our common stock on December 31, 2009 of $1.85 per share.
(9)	Represents the aggregate value, based on the market price of our common stock on the vesting date, of restricted stock unit awards for 13,709 shares which vested on March 12, 2009 with a value of $0.45 per share. Under the terms of the award agreements, the shares subject to the vested awards will not be delivered until the third anniversary of the grant date.
(10)	Amount reflects the gain on deferred shares during 2009, calculated as the sum of (a) with respect to previously deferred shares delivered in 2009, the change in the aggregate market price of such shares from December 31, 2008 to May 12, 2009 with respect to 8,501 shares delivered on such date, and to November 13, 2009 with respect to 26,667 shares delivered on such date, and (b) with respect to the 13,709 shares deferred on March 12, 2009, the change in the aggregate market price of such shares from March 12, 2009 to December 31, 2009.
(11)	Represents the value of deferred common stock which was delivered, as calculated by multiplying the market price of our common stock as reported on the date of delivery by the number of shares of common stock delivered.
(12)	Represents the aggregate value as calculated by multiplying the 13,709 deferred shares attributable to Mr. Mullis as of December 31, 2009 by the market price of our common stock on December 31, 2009 of $1.85 per share.
(13)	Represents the aggregate value, based on the market price of our common stock on the vesting date, of restricted stock unit awards for 6,667 shares which vested on February 6, 2009 with a value of $0.65 per share and 13,181 shares which vested on March 12, 2009 with a value of $0.45 per share. Under the terms of the award agreements, the shares subject to the vested awards will not be delivered until the third anniversary of the grant date.
(14)	Amount reflects the gain on deferred shares during 2009, calculated as the sum of (a) with respect to previously deferred shares delivered in 2009, the change in the aggregate market price of such shares from December 31, 2008 to May 12, 2009 with respect to the 22,751 shares delivered on such date, and to November 13, 2009 with respect to the 13,333 shares delivered on such date, and (b) with respect to the deferred shares attributable to Ms. Plunkett as of December 31, 2009, the sum of (x) the change in the aggregate market price from March 12, 2009 to December 31, 2009 of 13,181 shares deferred on March 12, 2009, plus (y) the change in the aggregate market price from February 6, 2009 to December 31, 2009 of 6,667 shares deferred on February 6, 2009 plus (z) the change in the aggregate market price from December 31, 2008 to December 31, 2009 of 6,666 shares deferred before December 31, 2008.

(15)	Represents the value of deferred common stock which was delivered, as calculated by multiplying the market price of our common stock on the date of delivery by the number of shares of common stock delivered.
(16)	Represents the aggregate value as calculated by multiplying the 26,514 deferred shares attributable to Ms. Plunkett as of December 31, 2009 by the market price of our common stock on December 31, 2009 of $1.85 per share.

Termination and Other Payments

Our named executive officers are entitled to receive payments or benefits from ITC^DeltaCom under special circumstances, which generally relate to termination of the NEO’s employment.

This section describes the circumstances that would trigger such payments or benefits and quantifies their estimated value. In accordance with SEC rules, the quantitative disclosures in this section assume that the triggering event took place on December 31, 2009. In fact, no NEO’s employment terminated on that date. If a triggering event were to occur in the future, actual payments likely would be different from the payments presented below.

The market value of the equity awards we show below is determined by multiplying the closing price of the common stock reported on the OTC Bulletin Board on December 31, 2009, which was $1.85 per share, by the number of shares of common stock subject to the awards. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the common stock subject to the restricted stock units.

The amounts shown in the tables below exclude obligations due from us to the named executive officer following a triggering event for (1) any earned and vested but unpaid base salary, annual incentive compensation and long-term incentive compensation through the date of termination, (2) vested benefits under our employee 401(k) plan and all other benefit plans applicable to all of our employees in accordance with their terms and conditions, (3) accrued vacation pay, (4) reimbursement of reasonable business expenses incurred and unpaid before the date of termination and (5) any other compensation or benefits to which the named executive officer may be entitled under and in accordance with our generally applicable non-discriminatory plans or employee benefit programs.

Employment Agreements

Employment Agreements With Mr. Curran and Mr. Fish. We have agreed to provide specified severance benefits to Messrs. Curran and Fish under their employment agreements.

Each employment agreement provides for the payment of severance benefits to the executive if we terminate the executive’s employment without “cause,” if the executive resigns for “good reason” or if we provide notice of non-renewal of the agreement. Upon such a termination, the executive will be entitled to receive an amount equal to 18 months of the executive’s annual base salary at the rate then in effect and a pro rata portion of any bonus payable in respect of the fiscal year in which the termination date occurs. The executive also will be entitled to continued participation in all health and welfare plans generally with no increase in cost to the executive for 18 months following the termination date if the executive complies with non-competition, non-solicitation, confidentiality and non-disparagement covenants in his employment agreement.

Each employment agreement defines “cause” to mean any of the following events:

•

the executive’s willful and continued failure substantially to perform his duties under the agreement, other than any such failure arising from his disability, so long as the executive first receives notice from the board of directors specifying in reasonable detail the alleged failures and providing the executive a reasonable opportunity to cure such alleged failures;

•	the executive’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving theft or moral turpitude or any felony; or

•	any act of intentional dishonesty or intentional misconduct resulting in demonstrable harm to us.

Under each employment agreement, “good reason” includes any material adverse change in the executive’s duties or responsibilities, any reduction of the executive’s base salary (unless there is a proportionate reduction of the salaries of all other senior executives) or bonus opportunities, the failure, in the case of Mr. Curran, to be appointed or nominated for election to the board of directors, or any directive by us requiring the executive to relocate more than 50 miles from our headquarters, in each case if the executive notifies us of the occurrence of such an event and we fail to remedy the event within ten days.

Assuming a December 31, 2009 termination event as described above, we estimate that the total payments to Messrs. Curran and Fish would be as follows:

Name	Salary Due	Bonus Due	Benefits and Health Programs(1)	Total Due
Randall E. Curran	$885,749	$708,599	$19,917	$1,453,167
Richard E. Fish, Jr.	$575,738	$383,825	$19,917	$951,532

(1)	The value of the continued health and benefit programs is based on the cost to us, as of December 31, 2009, of the premiums for the programs for 18 additional months.

Employment Agreement With Mr. Mullis. Our agreement with Mr. Mullis provides for the payment of severance benefits to Mr. Mullis if we terminate his employment without “cause” or if Mr. Mullis resigns for “good reason.” Upon such a termination, Mr. Mullis will be entitled to receive the following:

•

a lump-sum cash payment for accrued obligations equal to the sum of (1) Mr. Mullis’s annual base salary through the termination date to the extent not previously paid, (2) an amount equal to the higher of the last annual cash bonus paid to Mr. Mullis (annualized in the case of any partial year) and Mr. Mullis’s target annual cash bonus opportunity then in effect, which we refer to as the “higher annual bonus,” pro-rated to the termination date, and (3) any compensation previously deferred by Mr. Mullis and any accrued vacation pay to the extent not previously paid;

•	a lump-sum cash payment equal to the sum of (1) Mr. Mullis’s annual base salary as in effect at the termination date and (2) the higher annual bonus; and

•

continued medical, prescription, dental and life insurance benefits for a minimum of one year, unless, in the case of medical benefits, Mr. Mullis is eligible to receive such benefits from a new employer.

Mr. Mullis’s employment agreement defines “cause” to mean any of the following events:

•

Mr. Mullis’s willful and continued failure to perform substantially his duties after a written demand for substantial performance is delivered to Mr. Mullis by the board of directors which specifically identifies such failure;

•	Mr. Mullis’s conviction of, or Mr. Mullis’s a plea of nolo contendere to, a felony or to any criminal violation involving dishonesty, fraud or breach of trust; or

•	willful misconduct by Mr. Mullis which causes harm to, or which could reasonably be expected to diminish the value of, our assets or property or violate our value system or code of conduct.

Under Mr. Mullis’s employment agreement, “good reason” includes a material reduction in Mr. Mullis’s position, authority, duties or responsibilities, a reduction in Mr. Mullis’s compensation in violation of the agreement, and notification to Mr. Mullis that his employment will be terminated other than as permitted by the agreement.

Assuming a December 31, 2009 termination event as described above, we estimate that the total payments to Mr. Mullis would be as follows:

Salary Due	Bonus Due	Benefits and Health Programs(1)	Total Due
$257,500	$309,000	$12,994	$579,444

(1)	The value of the continued health and benefit programs is based on the cost of these premiums to us, as of December 31, 2009, for one additional year.

In addition, upon such termination, any stock options, stock appreciation rights, awards of restricted stock and restricted stock units, and other equity-based awards granted to Mr. Mullis will vest and become exercisable, and all restrictions and conditions applicable to such awards will be deemed to have lapsed or been fully satisfied. As of December 31, 2009, all equity-based awards held by Mr. Mullis were restricted stock units.

Assuming a December 31, 2009 termination event, the number and value of awards of restricted stock units held by Mr. Mullis that would vest would be as follows:

Restricted Stock Units
Number	Value(1)
93,544	$173,056

(1)	The value of restricted stock units is determined by multiplying the closing price of the common stock reported on the OTC Bulletin Board on December 31, 2009, which was $1.85 per share, by the number of shares of common stock subject to such restricted stock units.

Conditions to Receipt of Payments and Benefits Under Employment Agreements. Our obligation to pay any form of severance to Messrs. Curran, Fish and Mullis is subject to the executive’s execution of a full and unconditional release in favor of us and our directors, officers and other affiliates of all obligations, other than those set forth in the employment agreement.

Accelerated Vesting of Equity Awards Under Stock Incentive Plan

Except as otherwise provided in the award agreements, our stock incentive plan provides for accelerated vesting of equity awards made under the plan, including awards of restricted stock units for common stock and of options to purchase common stock, upon the occurrence of specified events. The specified events triggering accelerated vesting differ depending on the type of equity award. As of December 31, 2009, no named executive officer held any unvested equity award under the stock incentive plan other than (1) restricted stock units for common stock held by each named executive officer and (2) options to purchase common stock held by Mr. Curran.

Events triggering the accelerated vesting of restricted stock units and stock options under the stock incentive plan include the death or disability of the holder of the award. The stock incentive plan provides that if the holder of unvested restricted stock units or stock options dies while employed by the company, all such awards will fully vest on the date of death unless otherwise provided in the award agreement. The stock incentive plan also provides that if the employment of a holder of restricted stock units or stock options is terminated by reason of disability, all such awards will fully vest. For these purposes, “disability” means permanent and total disability as defined in section 22(e)(3) of the Internal Revenue Code. In addition to these circumstances, the stock incentive plan provides that our board of directors may, in its sole discretion, shorten or terminate the vesting period for, or make other specified modifications to, any outstanding award of restricted stock units or stock options.

Assuming the occurrence on December 31, 2009 of the death or disability of a named executive officer, the number and value of awards of restricted stock units that would vest would be as set forth in the table below. No stock options would vest for the reasons set forth in the discussion following this table.

	Restricted Stock Units
Name	Number	Value(1)
Randall E. Curran	194,485	$359,797
Richard E. Fish, Jr.	172,385	$318,912
J. Thomas Mullis	93,544	$173,057
Sara L. Plunkett	91,347	$168,992

(1)	The value of restricted stock units subject to accelerated vesting is determined by multiplying the closing price of the common stock reported on the OTC Bulletin Board on December 31, 2009, which was $1.85 per share, by the number of shares of common stock subject to such restricted stock units.

Events triggering the accelerated vesting of stock options, but not restricted stock units, under the stock incentive plan also include the termination of the stock options upon the occurrence of any “corporate transaction” other than in specified circumstances such as an assumption by the company of a successor company of the awards. The plan provides that, in such circumstances, the vesting of options will be accelerated as if each individual holding an outstanding option had been employed or provided services for an additional 12 months at the time of such termination of the options. Under the plan, “corporate transaction” means any of the following transactions:

•	the dissolution or liquidation of ITC^DeltaCom;

•	a merger, consolidation or reorganization of ITC^DeltaCom in which ITC^DeltaCom is not the surviving corporation;

•	a sale of all or substantially all of the assets of ITC^DeltaCom; or

•

any other transaction that results in any person or entity, other than certain excluded stockholders, beneficially owning more than 50% of the combined voting power of all classes of voting securities of ITC^DeltaCom.

The plan also provides that our board of directors may provide for additional accelerated vesting in the event of a corporate transaction, and that the treatment of performance awards in the case of a corporate transaction shall be set forth in the applicable award agreement.

As permitted under the stock incentive plan, the award agreements entered into with Mr. Curran in August 2009 for the grant to Mr. Curran of options to purchase 400,000 shares of common stock and options to purchase 1,600,000 shares of common stock, subject to conditions, provide that any such unvested options will not accelerate upon Mr. Curran’s death or disability. The award agreement relating to the options to purchase 1,600,000 shares also provides, however, that any such unvested options will become fully vested upon the consummation of a corporate transaction (1) if the options are not assumed, or equivalent options are not substituted for the options, by ITC^DeltaCom or its successor, or (2) if the options are assumed or substituted, upon Mr. Curran’s “involuntary termination” within the 12-month period following the consummation of the corporate transaction. For these purposes, “involuntary termination” means termination of Mr. Curran’s service by reason of (a) Mr. Curran’s involuntary dismissal by ITC^DeltaCom or its successor for reasons other than “cause” (where “cause” is defined in a manner substantially similar to the definition in Mr. Curran’s employment agreement) or (b) Mr. Curran’s voluntary resignation for “good reason” (where “good reason” is defined by reference to the definition in Mr. Curran’s employment agreement).

Assuming the occurrence on December 31, 2009 of an involuntary termination of Mr. Curran in the circumstances described immediately above, the number and value of awards of stock options that would vest would be as follows:

	Option Awards
Name	Number	Value(1)
Randall E. Curran	1,600,000	$960,000

(1)	The value of stock options subject to accelerated vesting is determined by multiplying the number of shares subject to such options by the difference between (a) the closing price of the common stock reported on the OTC Bulletin Board on December 31, 2009, which was $1.85 per share, and (b) the exercise price of the stock options, which is $1.25 per share.

Assuming the occurrence on December 31, 2009 of a corporate transaction following which the stock options were not assumed or substituted, the number and value of awards of stock options that would vest would be as follows:

	Option Awards
Name	Number	Value(1)
Randall E. Curran	1,700,000	$1,020,000

(1)	The value of stock options subject to accelerated vesting is determined by multiplying the number of shares subject to such options by the difference between (a) the closing price of the common stock reported on the OTC Bulletin Board on December 31, 2009, which was $1.85 per share, and (b) the exercise price of the stock options, which is $1.25 per share.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 with respect to (1) all equity compensation plans previously approved by our stockholders and (2) all equity compensation plans not previously approved by our stockholders. As of December 31, 2009, the stock incentive plan and the ITC^DeltaCom, Inc. Amended and Restated Executive Stock Incentive Plan, which we refer to as the “executive incentive plan,” represented our two equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1):
Common stock	770,076	(2)	$0.83	(3)	—

Equity compensation plans not approved by security holders(4):
Common stock	8,447,230	(5)	$0.76	(3)	4,072,656	(6)

Totals:
Common stock	9,217,306	(7)	$0.77	(3)	4,072,656	(8)

(1)

The board of directors adopted the stock incentive plan effective on October 29, 2002. The stock incentive plan was amended and restated in October 2003 and approved as amended and restated by the stockholders on December 18, 2003. Information shown relates to awards made under the amended and restated stock incentive plan following stockholder approval of the plan on December 18, 2003 to the extent of the number of authorized plan shares covered by the stockholder approval. As described under “Stock Incentive Plan” below, the stock incentive plan was amended again on November 7, 2006, February 6, 2008, May 12, 2009 and August 5, 2009 without the approval of stockholders. Additional plan shares authorized by the board at the time of certain of these amendments are not shown here. See notes (5) and (6) to this table.
(2)	Consists of 81,025 shares of common stock subject to issuance pursuant to stock options and 689,051 shares of common stock subject to issuance pursuant to restricted stock units outstanding under the stock incentive plan as of December 31, 2009.
(3)	Assumes a weighted-average exercise price of $0 with respect to each restricted stock unit outstanding as of December 31, 2009.
(4)	Information shown relates to (a) awards made under the stock incentive plan before stockholder approval of the plan on December 18, 2003 or in excess of the number of authorized plan shares covered by the stockholder approval and (b) awards made pursuant to the executive stock incentive plan, which has not been approved by our stockholders.
(5)	Consists of (a) 2,284,741 shares of common stock subject to stock options and 2,587,856 shares of common stock subject to issuance pursuant to restricted stock units outstanding under the stock incentive plan as of December 31, 2009 and (b) 3,574,633 shares of common stock subject to issuance pursuant to restricted stock units outstanding under the executive incentive plan as of December 31, 2009.
(6)	Shows the shares of common stock remaining available for issuance pursuant to future awards under the stock incentive plan as of December 31, 2009. Any or all of such shares of common stock may be issued pursuant to awards other than upon the exercise of an option or the vesting of a restricted stock unit.
(7)	Includes 6,851,540 shares of common stock subject to issuance pursuant to restricted stock units and 2,365,766 shares of common stock subject to issuance pursuant to stock options. See notes (2) and (5) to this table.
(8)	Any or all of such shares of common stock may be issued pursuant to awards other than upon the exercise of an option or the vesting of a restricted stock unit. See note (6) to this table.

Stock Incentive Plan. The purpose of the stock incentive plan is to enable us to recruit, reward, retain and motivate officers, employees, directors and other plan participants who are providing services to us or our affiliates. On November 7, 2006, February 6, 2008 and August 5, 2009, the board of directors adopted amendments to the stock incentive plan which were not approved by stockholders which increased the total number of shares of common stock authorized for issuance pursuant to awards under the stock incentive plan by 572,000 shares, by 3,300,000 shares and by 5,000,000 shares, respectively, from 2,433,334 shares to 3,005,334 shares in 2006, to 6,305,334 shares in 2008 and to 11,305,334 shares in 2009. Shares subject to awards which are forfeited or canceled, or which expire or are settled in cash, will become eligible for issuance under future awards under the plan. If options are exercised by tendering shares in payment of the exercise price, the number of shares issued net of the shares tendered will be deemed issued for purposes of determining the number of shares available for future issuance under the plan.

Awards under the stock incentive plan may be made in the form of stock options, restricted stock, restricted stock units, unrestricted stock, stock appreciation rights, performance awards, annual incentive awards and any combination of the foregoing.

As of December 31, 2009, 2,365,766 shares of common stock were subject to issuance upon the exercise of stock options outstanding under the stock incentive plan and 3,276,907 shares of common stock were subject to issuance pursuant to restricted stock units outstanding under the plan.

The compensation committee of the board of directors administers the stock incentive plan and has the authority to designate eligible participants and determine the types of awards to be granted and the conditions and limitations applicable to those awards. The board of directors may authorize amendments to the stock incentive plan without stockholder approval except in circumstances prescribed by applicable law or regulation. In accordance with the amendments to the stock incentive plan adopted on February 6, 2008, the stock incentive plan will terminate on February 6, 2018.

For additional information about the stock incentive plan, see Note 9 to Notes to Consolidated Financial Statements in our 2009 Form 10-K.

Executive Incentive Plan. The board of directors approved the executive incentive plan on May 10, 2005 and approved the plan, as amended and restated, on December 16, 2005. The executive incentive plan, which is administered by the board of directors, initially provided for the award of restricted stock units for common stock, Series A preferred stock and Series B preferred stock to Mr. Curran, Mr. Fish and a third officer pursuant to our employment agreements with those officers, who are the only participants in the plan. The foregoing executives were entitled to receive such restricted stock units for their services in connection with the restructuring and refinancing of our secured indebtedness that we completed on March 29, 2005 and July 26, 2005. We adopted the executive incentive plan so that we could grant the stock units as an inducement material to the foregoing executives entering into employment with us within the meaning of the Marketplace Rules of the NASDAQ Stock Market, on which our common stock was listed on the plan adoption date. As permitted by this rule, the executive incentive plan was not approved by our stockholders.

Effective as of July 31, 2007, to adjust the awards granted to the foregoing officers for the recapitalization transactions we completed on that date and which are described below in this proxy statement, the board of directors approved amendments to the executive incentive plan to eliminate plan awards of restricted stock units for Series A preferred stock and Series B preferred stock and to increase from 2,000,000 shares to 4,000,000 shares the maximum number of shares of common stock issuable pursuant to common stock units awarded under the plan. We did not obtain stockholder approval of these amendments. On March 31, 2010, an aggregate of 1,776,119 shares were delivered to the foregoing officers (and 1,083,586 shares were withheld in connection with tax obligations) pursuant to vested restricted stock units awarded under the executive incentive plan upon the expiration of the applicable deferred delivery period. For additional information about awards under the executive incentive plan, including modifications to the awards approved on December 21, 2007, see the Compensation Discussion and Analysis section of this proxy statement and Note 9 to Notes to Consolidated Financial Statements in our 2009 Form 10-K.

TRANSACTIONS WITH RELATED PERSONS

AND APPROVAL POLICIES

Transactions With Related Persons

The following is a summary of certain transactions during 2008 and 2009 in which ITC^DeltaCom and its subsidiaries participated and in which our directors, director nominees and beneficial owners of more than 5% of any class of our voting securities had a direct or indirect material interest. We refer to all such persons and other persons referred to in Item 404(a) of the SEC’s Regulation S-K as “related persons.”

2007 Refinancing and Recapitalization Transactions

On July 31, 2007, we completed transactions, which we refer to collectively as the “2007 refinancing and recapitalization,” in which we refinanced or retired substantially all of our previously outstanding funded debt, eliminated all series of our previously authorized preferred stock and substantially all related stock purchase warrants principally in exchange for common stock, and raised additional funds from sales of our capital stock. In connection with the 2007 refinancing and capitalization, we entered into a first lien credit facility in an aggregate principal amount of $240 million and a second lien credit facility in an aggregate principal amount of $75 million, and used the proceeds of these facilities to repay and refinance our outstanding indebtednesses.

Transactions With TCP and Other Related Persons

At the time of the transactions in 2008 and 2009 described below, Tennenbaum Capital Partners, LLC, or “TCP,” was the beneficial owner of more than 5% of our common stock. For information about TCP’s beneficial ownership of our common stock, see “Security Ownership.” During 2008 and 2009, TCP served as investment adviser to, or managing member of, or was otherwise affiliated with, the TCP fund holders, which during part of this period consisted of Special Value Bond Fund II, LLC and Special Value Absolute Return Fund, LLC, and other investment funds, including Special Value Continuation Partners, LP (which became a TCP fund holder in 2008), Special Value Expansion Fund, Special Value Opportunities Fund, Tennenbaum Opportunities Partnership and Tennenbaum Multi-Strategy Master Fund. Such other investment funds, which, together with the TCP fund holders, we refer to as the “TCP lenders,” participated in the transactions described below.

During 2008 and 2009, Michael E. Leitner, who is a Managing Partner of TCP, and Philip M. Tseng, who is a Director of TCP, served on our board of directors. Messrs. Leitner and Tseng have been nominated for election to the board of directors at the annual meeting. For additional information about Messrs. Leitner and Tseng, see “Election of Directors.”

Second Lien Credit Facility. In connection with the 2007 refinancing and recapitalization, some of the TCP lenders provided us with a new $75 million second lien credit facility. The TCP lenders received total interest payments on this facility of $6.4 million during 2009 and $8.4 million during 2008. The largest aggregate principal amount of the second lien credit facility collectively held by the TCP lenders was approximately $75 million in each of 2009 and 2008.

The second lien credit facility was scheduled to mature on July 31, 2014. There were no scheduled principal payments before maturity under the second lien credit facility. Borrowings outstanding under the second lien credit facility bore interest, at our option, at an annual rate equal to either a specified base rate plus 6.50% or LIBOR plus 7.50%. For interest payments covering any interest period ended on or before July 31, 2009, we could have elected to pay interest under the facility either entirely in cash or as payment-in-kind interest by adding to the principal of outstanding borrowings an amount equal to the amount of interest accrued at an annual rate of up to 4.00% and by paying the balance of the accrued interest in cash.

First Lien Credit Facility. Various of the TCP lenders acquired through syndication a portion of a new first lien term loan facility due July 31, 2013 that we obtained in connection with the 2007 refinancing and recapitalization. The TCP lenders received total interest payments on this facility of $4.2 million during 2009 and

$5.6 million during 2008. The largest aggregate principal amount of the first lien credit facility collectively held by the TCP lenders was approximately $79 million in 2009 and approximately $70 million in 2008.

The first lien term loan facility and the revolving credit facility were scheduled to mature on July 31, 2013 and on July 31, 2012, respectively. We were required to make scheduled quarterly principal payments of approximately $567,000 under the term loan facility. Borrowings outstanding under the term loan facility bore interest, at our option, at an annual rate equal to either a specified base rate plus 3.00% or LIBOR plus 4.00%. Borrowings under the revolving credit facility bore interest, at our option, at an annual rate equal to either a specified base rate plus a margin of 2.50% to 3.00% or LIBOR plus a margin of 3.50% to 4.00%. The applicable margin is determined based upon our consolidated leverage ratio at the specified measurement date.

2010 Refinancing and Termination of Credit Facilities. On April 9, 2010, we completed the sale of $325 million aggregate principal amount of our 10.5% senior secured notes due 2016 in transactions not subject to the registration requirements of the Securities Act of 1933. We applied the gross proceeds of approximately $318.0 million that we received from the sale of these notes to repay $305.5 million aggregate amount of indebtedness, including all principal and accrued and unpaid interest, outstanding under the first lien and second lien senior secured credit facilities, which were terminated upon repayment. In connection with these transactions, the TCP lenders were repaid their pro rata portion of the loans outstanding under the facilities.

Review, Approval or Ratification of Transactions With Related Persons

Two committees of the board of directors are responsible for reviewing and approving our transactions with related persons. All of the 2008 and 2009 transactions described above under “Transactions With Related Persons” were reviewed and approved by the applicable committee by pre-approval or ratification.

Audit Committee. Under its charter, the audit committee has the responsibility for conducting an appropriate review of all transactions with related persons on an ongoing basis and to approve all such transactions. The charter specifies that the transactions subject to review and approval by the audit committee are those that would be required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K. Accordingly, the audit committee does not review and approve transactions involving the compensation of our executive officers and directors to the extent that such transactions are not required to be disclosed under Item 404. In exercising its authority under the charter, the audit committee generally will approve or ratify a transaction between us and a related person only if it determines that the transaction is on terms that are no less favorable to us than the terms we reasonably could have obtained on an arm’s-length basis with an unrelated person.

In addition to their duties and responsibilities set forth in the committee charter, the audit committee has specified approval rights under our governance agreement. The governance agreement provides that, except as contemplated by the BTI Telecom merger agreement or our certificate of incorporation or bylaws, any transactions between ITC^DeltaCom or any subsidiary of ITC^DeltaCom and the WCAS securityholders or any of their affiliates that are not subject to approval by the committee of independent directors, as described below, generally must be approved by the audit committee, unless the WCAS securityholders and their affiliates have no interest in any such transaction other than as beneficial owners of our common stock and are treated in the same manner as all other holders of the common stock.

Committee of Independent Directors. In accordance with our governance agreement, the board of directors maintains a committee of independent directors, which has the responsibility to approve transactions between us and specified persons who may be deemed to be related persons. See “Election of Directors—Arrangements Relating to the Board of Directors” for information about the director independence standards set forth in the governance agreement for service on the committee. The governance agreement provides that the following transactions must be approved by a determination of the committee:

•	any “squeeze-out transaction,” as defined in the governance agreement, or merger or other business combination between us and any affiliate of the WCAS securityholders;

•	any issuances of shares of capital stock by ITC^DeltaCom or any subsidiary of ITC^DeltaCom to the WCAS securityholders or any of their affiliates;

•	any sale of assets by ITC^DeltaCom or any subsidiary of ITC^DeltaCom to the WCAS securityholders or any of their affiliates;

•

any action by the WCAS securityholders or their affiliates to amend our certificate of incorporation or bylaws during the term of the governance agreement in a manner that would modify the rights of the parties under the governance agreement;

•

any enforcement or modification, amendment or waiver of any provision of the governance agreement, the BTI Telecom merger agreement or our registration rights agreement with the WCAS securityholders; and

•	any acquisition by the WCAS securityholders or their affiliates of our voting securities in excess of limits specified in the governance agreement.

In exercising its authority under the governance agreement, the committee of independent directors generally will take into account, among other factors that it deems appropriate, whether the transaction between us and the foregoing related persons is on terms that are no less favorable to us than the terms we reasonably could have obtained on an arm’s-length basis with an unrelated person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. The reporting persons are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of Section 16(a) reports furnished to us for 2009 or written representations that no other reports were required, we believe that our Section 16(a) reporting persons complied with all filing requirements for 2009.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO Seidman, LLP served as our independent registered public accounting firm for 2008 and 2009 and has been appointed by our audit committee to serve as our independent registered public accounting firm for 2010. Representatives of BDO Seidman are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

Fees

The following table sets forth the aggregate fees billed by BDO Seidman to us for services rendered for 2008 and 2009:

	2008	2009
Audit Fees	$409,025	$404,025
Audit-Related Fees	73,260	24,761
Tax Fees	—	—
All Other Fees	—	—

Total	$482,285	$428,786

The audit committee of the board of directors considered whether the provision by BDO Seidman of services for the fees identified above under “Audit-Related Fees” was compatible with maintaining the independence of such firm.

Audit Fees. Audit services include services performed by BDO Seidman to comply with generally accepted auditing standards related to the audit and review of our financial statements. The audit fees shown above for 2008 and 2009 were incurred principally for services rendered in connection with the audit of our consolidated financial statements and associated filings with the SEC.

Audit-Related Fees. Audit-related services include assurance and related services that are traditionally performed by independent registered public accounting firms. The audit-related fees shown above for 2008 and 2009 were incurred in connection with audits of our employee benefit plans and general non-audit accounting consultation concerning financial reporting, disclosure matters and new accounting pronouncements.

Pre-Approval Policy

The audit committee pre-approves on an engagement-by-engagement basis all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Our independent registered public accounting firm and management are required to report periodically to the audit committee regarding the services provided by, and fees payable to, such firm in accordance with this pre-approval.

REPORT OF THE AUDIT COMMITTEE

During 2009, the audit committee of the board of directors of ITC^DeltaCom, Inc. (“ITC^DeltaCom”) reviewed with ITC^DeltaCom’s management, financial managers, internal auditors and independent registered public accounting firm, BDO Seidman, LLP (“BDO Seidman”), the scope of the annual audit and audit plans, the results of internal and external audit examinations, the quality of ITC^DeltaCom’s financial reporting and system of internal control over financial reporting, ITC^DeltaCom’s process for legal and regulatory compliance, and the audited financial statements of ITC^DeltaCom for the year ended December 31, 2009 included in ITC^DeltaCom’s annual report on Form 10-K for the year ended December 31, 2009.

Management is responsible for ITC^DeltaCom’s system of internal control over financial reporting, the financial statements and the financial reporting process. BDO Seidman is responsible for expressing an opinion on the conformity of ITC^DeltaCom’s audited financial statements with accounting principles generally accepted in the United States and for issuing a report on the effectiveness of ITC^DeltaCom’s internal control over financial reporting. As provided in its charter, the audit committee’s responsibilities include monitoring and overseeing these processes.

Consistent with this oversight responsibility, BDO Seidman reports directly to the audit committee. The audit committee appointed BDO Seidman as ITC^DeltaCom’s independent registered public accounting firm and approved the firm’s compensation.

The audit committee discussed with BDO Seidman the matters required to be discussed by the Securities and Exchange Commission and the Public Company Accounting Oversight Board, including Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board. In addition, BDO Seidman provided to the audit committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding that firm’s communications with the audit committee concerning independence, and the audit committee has discussed with BDO Seidman the firm’s independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, the inclusion of the audited financial statements of ITC^DeltaCom for the year ended December 31, 2009 in ITC^DeltaCom’s annual report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Audit Committee

John J. DeLucca
Clyde A. Heintzelman

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN 2011

Inclusion in 2011 Proxy Statement. Pursuant to Rule 14a-8 under the Securities Exchange Act, stockholder proposals for inclusion in our proxy statement for our annual meeting of stockholders in 2011 must be received by our Secretary at our offices at 7037 Old Madison Pike, Huntsville, Alabama 35806 no later than December 17, 2010. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC pursuant to Rule 14a-8.

Bylaw Provisions—Presentation at Meeting. Under our bylaws, a stockholder wishing to bring business before the stockholders at any annual meeting of stockholders must comply with specific notice requirements. To be timely, the stockholder’s notice must be delivered to or mailed and received by our Secretary not less than 60 days before the meeting, except that if less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. To be in proper form, a stockholder’s notice to the Secretary must set forth the following information:

•	the name and address of the stockholder who intends to propose the business and the nature of the business to be proposed;

•

a representation that the stockholder is a holder of record of our capital stock entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to introduce the business specified in the notice; and

•

such other information regarding each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed in accordance with the SEC’s proxy rules if the matter had been proposed, or intended to be proposed, by the board of directors.

The foregoing provisions of our bylaws concerning notice of proposals by stockholders are not intended to affect any rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act.

OTHER MATTERS

To the extent that this proxy statement is incorporated by reference into any other filing by ITC^DeltaCom under the Securities Act of 1933 or the Securities Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee,” to the extent permitted by the rules of the SEC, will not be deemed incorporated in such a filing, unless specifically provided otherwise in the filing.

The board of directors is not aware of any matters not referred to in the proxy that may be brought before the annual meeting. If any other matter is properly brought before the meeting for action, the persons named in the accompanying proxy will vote on the matter in their own discretion.

By order of the board of directors,

J. Thomas Mullis, Secretary

Dated: April 16, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time on Monday, May 10, 2010.

ITC^DELTACOM, INC.	INTERNET http://www.proxyvoting.com/itcd Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

▼  FOLD AND DETACH HERE  ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.
1. To elect eight directors

	01	John Almeida, Jr.	FOR	WITHHOLD
	02 03 04 05	Philip M. Tseng Randall E. Curran John J. DeLucca Clyde A. Heintzelman	all nominees listed except as indicated	AUTHORITY to vote for all nominees	*EXCEPTIONS
	06	Michael E. Leitner
	07 08	Thomas E. McInerney Sanjay Swani	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)
*Exceptions
2.	In their discretion, upon such other matters as may properly come before the annual meeting or any adjournment or postponement thereof.

Please mark your votes as indicated in this example	☒

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

The signature on this Proxy should correspond exactly with stockholder’s name as printed above. In the case of joint tenants, co-executors or co-trustees, both should sign. Persons signing as Attorney, Executor Administrator, Trustee or Guardian should give their full title.

You can now access your ITC^DeltaCom, Inc. account online.

Access your ITC^DeltaCom, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for ITC^DeltaCom, Inc., now makes it easy and convenient to get current information on your shareholder account.

•View account status	•View payment history for dividends
•View certificate history	•Make address changes
•View book-entry information	•Obtain a duplicate 1099 tax form

Visit us on the web at http:/ /www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

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TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholders Meeting to be Held on May 11, 2010: The proxy statement and our

2009 Annual Report on Form 10-K, which serves as our Annual Report to

Stockholders, are available at www.deltacom.com/investors.asp

▼ FOLD AND DETACH HERE ▼

ITC^DELTACOM, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned HOLDER OF COMMON STOCK OF ITC^DELTACOM, INC. (the “Company”) hereby appoints Randall E. Curran and J. Thomas Mullis, or either of them, with full power of substitution, as proxies to cast all votes, as designated on the reverse side of this proxy card, which the undersigned is entitled to cast as a holder of Common Stock at the 2010 annual meeting of stockholders of the Company (the “Annual Meeting”) to be held on May 11, 2010 at 11:00 a.m., local time, at the offices of Welsh, Carson, Anderson and Stowe located at 320 Park Avenue, New York, New York 10022, and at any adjournment or postponement thereof, upon the following matter and any other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250